                                                                   EXHIBIT 2.1





                                    AGREEMENT



                                      among


                           VARTA AG, Hannover/Germany


                                       and


                  Rayovac Corporation, Madison, Wisconsin, USA


                                       and


                             ROV German Limited GmbH


                               dated July 28, 2002


regarding a joint venture in the portable battery business


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
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TABLE OF CONTENTS                                                                                       PAGE
Recitals...................................................................................................6
Article 1 Definitions.....................................................................................10
Article 2 Formation of Joint Venture and Strategic Partner's Contribution.................................12
   2.1      Sale of Shares in Non-German Subsidiaries/Purchase Price Allocation...........................12
   2.2      Capital Increase, Subscription to New Shares..................................................12
   2.3      Purchase of Closing Date Inter-Group Debt.....................................................14
   2.4      Interest Bearing Third-Party Debt as of the Closing Date......................................15
   2.5      Termination of Control and Profit Transfer Agreement, Profit Distribution.....................15
   2.6      Closing Date Financial Statements.............................................................17
   2.7      Adjustment Payment............................................................................18
   2.8      Payments, Interest............................................................................19
   2.9      Escrow Account I..............................................................................20
Article 3 Closing.........................................................................................20
   3.1      Time and Place of Closing.....................................................................20
   3.2      Conditions to Closing.........................................................................21
   3.3      Filings under Merger Control Laws.............................................................25
   3.4      Actions on the Closing Date...................................................................26
Article 4 Corporate Governance of the Joint Venture.......................................................28
   4.1      Managing Directors............................................................................28
   4.2      Supervisory Board.............................................................................28
   4.3      Rights of Shareholders Meeting................................................................29
   4.4      Consultation with VARTA.......................................................................29
   4.5      Certain Restructurings and Other Actions after the Closing Date...............................30
   4.6      FinanceCo.....................................................................................31
   4.7      Shareholders' Rights in Consumer Group between Closing and Registration of Capital Increase...32
Article 5 Representations and Warranties of VARTA.........................................................32
   5.1      Organization of the Consumer Group............................................................33
   5.2      Ownership of Shares; Shareholdings............................................................34
   5.3      Authorization of VARTA, Non-Contravention.....................................................35
   5.4      Financial Statements / Equity.................................................................37
   5.5      Assets, Encumbrances..........................................................................38
   5.6      Intellectual Property Rights / Material Intellectual Property Rights..........................40
   5.7      Governmental Permits; Compliance with Laws; Subsidies.........................................41
   5.8      Environmental Matters.........................................................................42


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   5.9      Litigation, Disputes..........................................................................43
   5.10     Employee and Labor Matters....................................................................44
   5.11     Material Agreements/Arrangements with Microlite...............................................45
   5.12     Finders' Fees.................................................................................47
   5.13     Insurance Coverage............................................................................48
   5.14     Product Liability.............................................................................48
   5.15     Conduct of Business since December 31, 2001...................................................48
   5.16     Major Customers and Suppliers.................................................................50
   5.17     VARTA's Knowledge.............................................................................50
   5.18     Limitation of Warranties......................................................................50
Article 6 Representations and Warranties of Strategic Partner.............................................51
   6.1      Incorporation, Authorization, Non-Contravention...............................................51
   6.2      Litigation....................................................................................52
   6.3      Financial Capability..........................................................................52
Article 7 Covenants.......................................................................................52
   7.1      Conduct of Business of Consumer Group to the Closing Date.....................................52
   7.2      Covenant not to Compete.......................................................................54
   7.3      Confidentiality...............................................................................55
   7.4      Release of VARTA Guarantees...................................................................55
   7.5      Loan to VARTA/Strategic Partner...............................................................56
   7.6      Additional Agreements, Financing..............................................................57
   7.7      Access to Information.........................................................................58
   7.8      Cooperation...................................................................................59
   7.9      Financial Statements..........................................................................59
   7.10     Check-the-Box Election........................................................................60
   7.11     Minority Shares/VARTA Directors...............................................................61
   7.12     Financing.....................................................................................61
Article 8 Legal Consequences..............................................................................62
   8.1      Compensation of Losses/Indemnification by VARTA...............................................62
   8.2      Limitation Periods............................................................................66
   8.3      Procedures....................................................................................67
   8.4      No Additional Rights or Remedies..............................................................68
   8.5      Indemnification by Strategic Partner..........................................................69
Article 9 Trademark, Use of the Firm and Use of the Domains/Website.......................................70
   9.1      Trademarks....................................................................................70
   9.2      Company Name..................................................................................70
Article 10 Taxes..........................................................................................71


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   10.1     Definitions...................................................................................71
   10.2     Tax Representations...........................................................................71
   10.3     Preparation of Tax Returns and Payment of Tax.................................................72
   10.4     Tax Refunds...................................................................................73
   10.5     Tax Indemnification...........................................................................73
   10.6     Indemnification Procedures....................................................................74
   10.7     Limitations...................................................................................75
   10.8     Cooperation on Tax Matters....................................................................75
Article 11 Termination of Joint Venture, Exit Rights......................................................75
   11.1     Right to Terminate............................................................................75
   11.2     Notice of Termination.........................................................................76
   11.3     Consequences of Termination...................................................................76
   11.4     Implementation of Termination.................................................................77
   11.5     Representations and Warranties of VARTA.......................................................78
Article 12 Termination of Agreement Prior to Closing......................................................78
   12.1     Right to Terminate............................................................................78
   12.2     Consequences of Termination...................................................................79
   12.3     Surviving Provisions..........................................................................80
Article 13 Miscellaneous..................................................................................80
   13.1     Notices.......................................................................................80
   13.2     Assignments...................................................................................81
   13.3     No Third Party Beneficiaries..................................................................81
   13.4     Public Disclosure.............................................................................81
   13.5     Taxes and Expenses............................................................................81
   13.6     Entire Agreement..............................................................................82
   13.7     Amendments and Waivers........................................................................82
   13.8     Governing Law; Competent Courts...............................................................82
   13.9     Interpretation; Exhibits......................................................................82
   13.10    Severability..................................................................................83
   13.11    GOPLA Comfort Letter; Guarantee by Strategic Partner..........................................83
   13.12    Designated Purchaser..........................................................................84

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

EXHIBITS*
--------
Exhibit R-1                     Corporate chart of the Consumer Group
Exhibit R-2                     Description of the entities of the Consumer Group
Exhibit 2.1                     Share purchase agreements regarding shares in non-German subsidiaries (including
                                NewCos) / Purchase price allocation
Exhibit 2.2 (a) (1), (2)        Shareholder resolution on capital increase; amended articles of association
Exhibit 2.2 (b)                 Subscription agreement
Exhibit 2.2 (c)                 Contribution agreement
Exhibit 2.2 (d)                 Form of filing of capital increase with the commercial register
Exhibit 2.2 (f)                 Share purchase and transfer agreement regarding FinanceCo Minority Share
Exhibit 2.6 (b)                 Accounting Principles
Exhibit 2.9                     Escrow Agreement I
Exhibit 4.5 (a)                 Documentation of KGaA transformation
Exhibit 4.5 (b)                 Form of Profit Transfer Agreement between German Limited and VARTA Consumer
Exhibit 4.6 (e)                 Articles of association of FinanceCo
Exhibit 4.6 (f)                 Profit Transfer Agreement between VARTA Consumer and FinanceCo
Exhibit 5.17                    VARTA's knowledge
Exhibit 7.5 (a) (1)             Form of loan agreement between German FinanceCo. and VARTA
Exhibit 7.5 (a) (2)             Form of a loan agreement between ROV German General Partner GmbH and VARTA
Exhibit 7.5 (b)                 Form of loan agreement between FinanceCo and Strategic Partner/Designee
Exhibit 7.5 (c)                 Form of loan agreement between VARTA Consumer and VARTA
Exhibit 8.1 (k)                 Escrow Agreement II
Exhibit 9.1                     Trademark and Domain Names Protection and Delimination Agreement
Exhibit 11.3 (e)                Guarantee of option purchase price by FinanceCo
Exhibit 13.11 (a)               GOPLA comfort letter


* Exhibits to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.

This Agreement is entered into on this 28 day of July 2002, by and among

(i) VARTA AG, a stock corporation incorporated under German law, registered in the commercial register of the local court of Hanover/Germany under no. HRB 55132,

         (hereinafter referred to as "VARTA")

(ii)     Rayovac Corporation , a corporation incorporated under Wisconsin law

         (hereinafter referred to as "STRATEGIC PARTNER")

and

(iii) ROV German Limited GmbH, a limited liability company incorporated under German law, registered in the commercial register of the local court of Wiesbaden/Germany under no. HRB 13067 (with its registered seat to be changed to Frankfurt am Main)

         (hereinafter referred to as "GERMAN LIMITED")

         VARTA, Strategic Partner and German Limited are hereinafter collectively referred to as the "PARTIES".


RECITALS

1. VARTA and Strategic Partner are engaged in the business of development, design, production, engineering and distribution of portable consumer batteries and related products.

2. The European and certain Latin and North American activities of VARTA in the portable battery business are conducted by VARTA Geratebatterie GmbH, a limited liability company incorporated under German law, registered in the commercial register of the local court of Hannover/Germany under no. HRB 55848 (hereinafter referred to as "VARTA GERATEBATTERIE") and its subsidiaries. VARTA Geratebatterie and its subsidiaries constitute the consumer division of VARTA.


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3.       VARTA is the sole shareholder of VARTA Geratebatterie, which has a registered share capital of DM 90,000,000 (EUR 46,016,269.31), divided into two shares in the nominal amount of DM 50,000 (EUR 25,564.59) and DM 89,950,000 (EUR 45,990,704.71), each held by VARTA. The registered headquarters of VARTA Geratebatterie are in Hannover/Germany. A control and profit transfer agreement is in place between VARTA and VARTA Geratebatterie, which will be terminated, after a change of the fiscal year of VARTA Geratebatterie, with effect as of July 31, 2002.

4. The Parties have agreed that, prior to the Closing Date, VARTA Geratebatterie GmbH will be merged, with economic effect as of July 31, 2002, into a newly established limited liability company (VARTA Handelsbatterie GmbH with its registered office in Ellwangen registered with the Local Court of Aalen under HRB 547 E. - "VARTA CONSUMER") with a share capital of EUR 25,000 (to be increased to EUR 490,000 in connection with the merger) and a business year beginning on August 1, and ending July 31. Prior to the effective date of the merger, VARTA Geratebatterie will sell and transfer to VARTA all of VARTA Geratebatterie's interest in Microlite as well as in its non-German subsidiaries, and VARTA Geratebatterie Finanzservice GmbH, a wholly-owned subsidiary of VARTA Geratebatterie, which holds a 5.3% interest in VARTA Colombia, at fair market value (EUR 105,359,000 in the aggregate). The purchase price will not be paid immediately, but will be offset against VARTA's claim for (i) a transfer of the profits arising from the sale pursuant to the existing control and profit transfer agreement with VARTA in the amount of EUR 53,920,000 (such transfer to take place prior to the registration of the merger) and
         (ii) the transfer by VARTA Consumer to VARTA, by way of an interim dividend, of its capital reserve in an amount of EUR 78,124,000 (to be resolved after the registration of the merger, but prior to the Closing
         Date), resulting in a net receivable of VARTA against VARTA Consumer of EUR 26,685,000. The corporate structure of the VARTA consumer group, after this merger and various transfers and restructurings agreed among the Parties (as described in this Agreement), is set forth in the corporate chart attached as EXHIBIT R-1 and the list of companies attached as EXHIBIT R-2.

5. The major manufacturing companies of the VARTA Geratebatterie group are VARTA Geratebatterie, Pile d'Alsace S.A.S., Breitenbach/France and VARTA S.A., Colombia. VARTA Geratebatterie, Pile d'Alsace S.A.S. and VARTA S.A. and all


                                      7

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         other entities referred to in EXHIBIT R-2 which are identified as being controlled by VARTA Geratebatterie (including also the German and other European and Latin and North American subsidiaries of VARTA Geratebatterie or VARTA Consumer and the NewCos as defined below, but excluding (i) Microlite S.A. and Interelectrica Administra(sigma)ao e Participacoes Ltda, Brazil (collectively "MICROLITE") and (ii) VARTA Batteri AB, Sweden) are hereinafter collectively referred to as the "CONSUMER GROUP" or the "COMPANIES" or individually the "COMPANY". VARTA, Micro, and all companies controlled by it within the meaning of Sec. 18 German Stock Corporation Act, other than the Consumer Group, are referred to herein as the "VARTA GROUP".

6. The activities of VARTA in the micro battery business are conducted by Microbatterie GmbH ("MICRO"). Micro's business comprises the production and sale of primary and secondary button cells as well as of other micro batteries. Since 2001, the micro battery business and the consumer business of VARTA have been separated; such separation includes and will have been completed upon (i) the transfer of the German micro battery business to Micro (as of August 1, 2001); (ii) the consummation of the sale (prior to the Closing Date at the latest) of the U.K., French and Italian micro battery business by the respective Companies in those countries to subsidiaries (U.K.) or branches (France and Italy) of Micro in such countries, (iii) the consummation of the sale (prior to the Closing Date ) of the US consumer battery business owned by Micro's US operations to a newly incorporated company in the US and of the Scandinavian consumer battery business owned by VARTA Batteri AB (excluding certain real property and the liabilities relating thereto) to a newly incorporated company in Denmark and the Czech consumer battery business to a newly founded company in the Czech Republic (such acquiring companies as newly incorporated by VARTA prior to the date hereof referred to herein as "NEWCOS"), and (iv) the sale and transfer of certain moulds by Microbatterie GmbH to VARTA Geratebatterie/VARTA Consumer, as well as other transactions as set forth in Section 5.2 (c) of the Disclosure Letter, prior to the Closing Date.

7. The Parties have agreed that Strategic Partner will (directly or indirectly) acquire a controlling interest in the Consumer Group:

         (a) On the Closing Date VARTA will sell and transfer to Strategic Partner or one or more entities affiliated with Strategic Partner (each, a "DESIGNATED


                                      8

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                  PURCHASER"), all of the shareholdings in the non-German
                  subsidiaries (including the NewCos, but excluding Microlite and VARTA Batteri AB) for a purchase price of EUR 86,927,000. The Parties agree that each Designated Purchaser shall become a party to this Agreement, provided that Strategic Partner shall remain jointly and severally liable for all its obligations hereunder.

         (b) VARTA and Strategic Partner will continue the German activities of the Consumer Group as a joint venture in order to ensure (i) the smooth separation of VARTA's Micro business from the Consumer business and (ii) continuity in the management of the consumer battery business and its relations with third parties. For this purpose, German Limited will acquire, by way of a capital increase, a 51% interest in VARTA Consumer, upon contribution by German Limited to VARTA Consumer of (i) all shares in a newly incorporated group finance company (FinanceCo, as defined in Section 2.2 (a) below) (except for a minority share, which will be transferred, with effect as of the registration of the capital increase in the commercial register, to a managing director of FinanceCo holding such share for the account of VARTA Consumer) and (ii) a cash amount of EUR 510,000. The separation of certain funds in FinanceCo has been agreed among the Parties in order to secure the liquidity of the Consumer Group and the Parties' compensation rights in the event of a termination of the joint venture.

         (c) VARTA Consumer and Micro shall enter into an exclusive long-term distribution agreement relating to certain products of Micro as set forth in Section 7.6 below.

         (d) After the Closing Date, VARTA Consumer will be transformed into a partnership limited by shares (KGAA). VARTA and ROV Limited will have the right to terminate the joint venture in VARTA Consumer only subject to certain agreed conditions.

         Now, therefore, subject to and on the terms and conditions set forth herein, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1 In addition to the definitions of VARTA, Strategic Partner, German Limited and the Parties in the introductory clause of this Agreement, the capitalized terms used in this Agreement are defined in the following clauses:

         2001 Financial Statements                 Section 2.6 (b)
         Assumed Financial Debt                    Section 2.4 (a)
         Cap                                       Section 8.1 (e)
         Capital Increase                          Section 2.2 (a)
         Cash                                      Section 2.7 (c)
         Claim Addressee                           Section 8.3 (b)
         Closing                                   Section 3.1 (a)
         Closing Date                              Section 3.1 (c)
         Closing Date Financial Statements         Section 2.6 (a)
         Closing Date Inter-Group Debt             Section 2.3 (b)
         Companies                                 Recitals, paragraph 5
         Company                                   Recitals, paragraph 5
         Consumer Group                            Recitals, paragraph 5
         Consumer Group Guarantees                 Section 7.13 (b)
         CPA Firm                                  Section 2.6 (d)
         Deductible                                Section 8.1 (e)
         Designated Purchaser                      Recitals, paragraph 7 (a)
         Environmental Contamination               Section 5.8 (b) (ii)
         Environmental Laws                        Section 5.8 (a)
         Escrow Account I                          Section 2.9
         Escrow Account II                         Section 8.1 (k)
         Escrow Agent                              Section 2.9
         Escrow Agreement I                        Section 2.9
         Escrow Agreement II                       Section 8.1 (k)
         Escrow Amount I                           Section 2.9
         Escrow Amount II                          Section 8.1 (k)
         Final Adjustment Amount                   Section 2.7 (c)
         FinanceCo                                 Section 2.2 (a)


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

         German GAAP                               Section 2.6 (b)
         Governmental Permits                      Section 5.7 (a)
         Income Tax                                Section 10.1
         Intellectual Property Rights              Section 5.6 (a)
         Key Employees                             Section 5.10 (b)
         Losses                                    Section 8.1 (a)
         Major Customers and Suppliers             Section 5.11 (a) (6)
         Material Adverse Effect                   Section 5.3 (c)
         Material Agreements                       Section 5.11 (a)
         Material Intellectual Property Rights     Section 5.6 (a)
         Micro                                     Recitals, paragraph 6
         Microlite                                 Recitals, paragraph 5
         Monthly Management Reports                Section 5.4 (c)
         NewCos                                    Recitals, paragraph 6
         Non-Scheduled-On-Site-Contamination       Section 8.1(b)
         Off-Site-Contamination                    Section 8.1(c)
         Pre-Closing Date Tax Period               Section 10.1
         Purchased Receivables                     Section 2.3 (g)
         Returns                                   Section 10.2 (a)
         ROV General Partner                       Section 4.5 (a)
         Shares                                    Section 5.2 (a)
         Tax                                       Section 10.1
         Taxing Authority                          Section 10.1
         Third Party Claim                         Section 8.3 (b)
         Tax Loss                                  Section 10.5 (a)
         Transfer Charges                          Section 13.5
         VARTA Consumer                            Recitals, paragraph 4
         VARTA Geratebatterie                      Recitals, paragraph 2
         VARTA Guarantees                          Section 7.4
         VARTA Group                               Recitals, paragraph 5

1.2 Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.


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

                                    ARTICLE 2
         FORMATION OF JOINT VENTURE AND STRATEGIC PARTNER'S CONTRIBUTION

2.1      SALE OF SHARES IN NON-GERMAN SUBSIDIARIES/PURCHASE PRICE ALLOCATION

         The Parties agree, and shall ensure, that VARTA, and VARTA Geratebatterie Finanzservice GmbH with respect to VARTA Colombia, shall sell and transfer to German Limited or one or more Designated Purchaser, on the Closing Date, all of its shares in its non-German subsidiaries (not including the shares in Microlite and VARTA Batteri AB, Sweden), as acquired from VARTA Geratebatterie prior to the Closing Date (paragraph 4 of the Recitals) for an aggregate preliminary purchase price of EUR 86,927,000 (subject to any adjustment pursuant to Section 2.7 below), payable on the Closing Date, pursuant to share purchase and transfer agreements substantially in the form as attached hereto as EXHIBIT 2.1. The purchase price shall be allocated to the sold shares as set forth in EXHIBIT 2.1.

         The shares in such subsidiaries shall be sold and transferred with all rights and obligations pertaining thereto, including the dividend rights for the fiscal year ended on or before December 31, 2002. If for registration or other reasons legal title shall not pass on the Closing Date to Strategic Partner or Designated Purchasers VARTA shall hold the shares in trust and for the benefit of Strategic Partner/Designated Purchaser and shall, in particular, (i) exercise all shareholder rights (including voting rights) in accordance with instructions from Strategic Partner/ Designated Purchaser and (ii) consent to any pledge or granting of any other security interest in the shares.

2.2      CAPITAL INCREASE, SUBSCRIPTION TO NEW SHARES

         On the Closing Date, the registered share capital of VARTA Consumer shall be increased and German Limited shall subscribe to a new share in VARTA Consumer as follows:

         (a) VARTA as sole shareholder of VARTA Consumer shall pass a shareholder resolution of VARTA Consumer and resolve (i) to increase the share capital (STAMMKAPITAL) of VARTA Consumer from EUR 490,000 (after the merger referred to in paragraph 4 of the Recitals) by EUR 510,000 to EUR 1,000,000 (the "CAPITAL INCREASE") and (ii) to amend its articles of


                                      12

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                  association. The shareholder resolution shall provide that
                  German Limited shall have the right to subscribe to a new share in the nominal amount of EUR 510,000, upon a contribution in kind, consisting of one share in the nominal amount of EUR 24,900, free and clear of any encumbrances or third-party rights, of a newly established limited liability company (ROV German Finance GmbH, registered in the commercial register of the local court of Wiesbaden under no. HR B 13066, with its registered seat to be changed to Frankfurt am Main - "FINANCECO") with a registered share capital of EUR 25,000 and a net equity (EIGENKAPITAL) of EUR 133,268,000, fully paid in cash. In addition, German Limited shall make a cash payment of EUR 510,000 into the capital reserves of VARTA Consumer. The new shares shall have full dividend rights attached to them as from October 1, 2002. The shareholder resolution and the revised articles of association of VARTA Consumer shall be substantially in the form of the drafts attached as EXHIBIT
                  2.2 (a) (1) and (2).

         (b) German Limited shall subscribe to the new share acquired by it and transfer the shares in FinanceCo, as referred to in paragraph (a) above, to VARTA Consumer. Strategic Partner shall ensure that FinanceCo shall have the net equity as described in the subparagraph above. The subscription agreement shall be substantially in the form of the draft attached as EXHIBIT 2.2 (b).

         (c) VARTA Consumer and German Limited shall enter into a contribution agreement (EINBRINGUNGSVERTRAG), which shall be substantially in the form of the draft attached as EXHIBIT 2.2
                  (c).

         (d) VARTA Consumer shall file the Capital Increase and the amendments to the articles of association for registration with the commercial register of the Company at the local court (AMTSGERICHT) at Aalen. The filing shall be substantially in the form of the draft attached as EXHIBIT 2.2 (d).

         (e) The Parties acknowledge that in case the registration of the Capital Increase will not be effected on the Closing Date they will treat each other internally with respect to all shareholder rights (including voting rights) as if the registration was effected on the Closing Date. VARTA shall (i) refrain, and shall cause VARTA Consumer to refrain, from any action that will impede or delay the registration or affect the future rights (including the right to


                                      13

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                  pledge the shares to the banks financing the transaction on behalf of Strategic Partner) of German Limited as new shareholder of VARTA Consumer and (ii) give its consent to any pledge of or the granting of any other security interest in the new shares.

         (f) On the Closing Date, German Limited shall transfer to the managing director of FinanceCo nominated by VARTA one share in FinanceCo in the nominal amount of EUR 100 in accordance with a transfer agreement in the form as set forth in EXHIBIT 2.2
                  (F). The share transfer shall be subject to the condition precedent of the registration of the Capital Increase in the commercial register of VARTA Consumer. The nominee shall hold the share of EUR 100 for the account of VARTA Consumer to the effect that the transfer of the share from German Limited to the nominee shall be booked as a contribution by German Limited into the capital reserves of VARTA Consumer.

         (g) Prior to the Closing Date the ABS Agreement between VARTA Geratebatterie/Automotive and AGFIN Finance Inc. dated December 17, 1996, as amended, shall be terminated and VARTA shall purchase certain account receivables of VARTA Consumer totaling EUR 20,000,000 as selected by VARTA (the "PURCHASED RECEIVABLES") without recourse, for a purchase price being the nominal value discounted by 5,63 % p.a., pursuant to arms-length terms and conditions.

2.3      PURCHASE OF CLOSING DATE INTER-GROUP DEBT

         (a) On the Closing Date, Strategic Partner or ROV German General Partner GmbH and/or a Designated Purchaser shall purchase all receivables representing the Closing Date Inter-Group Debt for a fixed amount of EUR 11,547,000 for the receivables representing the Closing Date Inter-Group Debt of the German Companies and of EUR 4,573,000 for the remaining the receivables representing the Closing Date Inter-Group Debt. With effect as of the Closing Date VARTA AG shall assign all receivables representing the Closing Date Inter-Group Debt to German Limited/Designated Purchasers the Closing Date Inter-Group Debt.


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

         (b) The "CLOSING DATE INTER-GROUP DEBT" comprises the net balance (including any accrued or unpaid interest thereon) of the interest-bearing liabilities and receivables between the entities of the Consumer Group and the VARTA Group, other than the net receivable of EUR 26,685,000 referred to in paragraph 4 of the Recitals taking into consideration the estimated replacement of financial debt under Section 2.4 (b) as of the Closing Date.

2.4      INTEREST BEARING THIRD-PARTY DEBT AS OF THE CLOSING DATE

         (a) Prior to the Closing Date, VARTA shall pay or put the Companies in a position to pay and shall cause the Companies to pay all of their interest bearing liabilities under borrowings with banks or financial institutions as of the Closing Date (except as otherwise agreed by Strategic Partner and VARTA to remain with the Companies - the "ASSUMED FINANCIAL DEBT"), including any penalties or extra costs relating to an early termination of the underlying financing agreements. VARTA shall ensure that the financing institutions release all of the existing security granted to them upon repayment of their debt and shall provide corresponding release letters.

         (b) The Parties agree that any debt paid back pursuant to paragraph (a) above shall, to the extent required by business needs of the Consumer Group, be replaced by VARTA with inter-group debt.

2.5      TERMINATION OF CONTROL AND PROFIT TRANSFER AGREEMENT, PROFIT
         DISTRIBUTION

         (a) The Parties agree that the fiscal year of VARTA Geratebatterie shall be changed to end on July 31, 2002 effectively. The Parties are aware and agree that the control and profit transfer agreement, dated November 26, 1997, as amended on May 11, 1998, between VARTA (formerly: VARTA Batterie AG) and VARTA Geratebatterie (formerly: VARTA Grundstucksverwaltungsgesellschaft mbH) will be terminated as of July 31, 2002 for cause (AUS WICHTIGEM GRUND) (i.e. the merger of VARTA Geratebatterie into VARTA Consumer and the change of majority ownership of VARTA Consumer contemplated by this Agreement) and, as precaution, by mutual agreement between VARTA and VARTA Geratebatterie.

         (b) Strategic Partner and German Limited agree that VARTA Geratebatterie shall transfer, prior to the date of the registration of the merger referred to in the Recitals, Paragraph 4, the profits for the fiscal year ended on July 31, 2002, to VARTA, in accordance with the control and profit transfer agreement. The profits shall not be paid out in cash but shall be set off against the purchase price claim of VARTA Geratebatterie arising from the sale of the shareholdings in its non-German subsidiaries to VARTA, as referred to in paragraph 4 of the Recitals, resulting in a net payable of VARTA in the amount of EUR 51,439,000.

         (c) Strategic Partner and German Limited are aware and agree that VARTA Consumer will distribute to VARTA by way of an interim dividend prior to the Closing Date, the capital reserves in an amount of EUR 78,124,000, as referred to in paragraph 4 of the Recitals. The interim dividend shall not be paid out in cash but shall be set off against the net payable of VARTA referred to in Section 2.5 (b) above. The remaining amount of the dividend distribution of EUR 26,685,000 shall be booked as an inter-company payable towards VARTA (but not be included in the Closing Date Inter-Group Debt).

         (d) Following the Closing Date Strategic Partner shall indemnify and hold harmless, or cause VARTA Consumer to indemnify and hold harmless, VARTA from any obligation under applicable law to provide security to creditors of VARTA Consumer in respect of liabilities related to the time prior to the registration of the termination of the control and profit transfer agreement in the commercial register of VARTA Consumer or of the merger of VARTA Geratebatterie into VARTA Consumer (Sec. 20 German Reorganization Act - UMWG), provided such liability was reflected in the July 31, 2002 financial statements of VARTA Geratebatterie and will be reflected in the Closing Date Financial Statements and except to the extent that VARTA is under an obligation to indemnify and hold harmless Strategic Partner, German Limited or VARTA Consumer in respect of such obligation pursuant to this Agreement. Any indemnity claim of VARTA against VARTA Consumer under applicable law in respect of such security shall remain unaffected except to the extent that the respective obligations are subject to claims under the representation and warranties contained in Article 5.

2.6      CLOSING DATE FINANCIAL STATEMENTS

         (a) Promptly after the Closing Date, Strategic Partner shall instruct the management of VARTA Consumer to prepare (in accordance with the principles set forth in paragraph (b) below) and deliver to VARTA (pro forma) consolidated financial statements (comprising a balance sheet as at the Closing Date and a profit and loss account for the period from and including January 1, 2002 to the Closing Date) of the Consumer Group including the non-German subsidiaries (the "CLOSING DATE FINANCIAL STATEMENTS"). Strategic Partner shall ensure that the Closing Date Financial Statements will be delivered to VARTA by no later than forty-five days after the Closing Date.

         (b) The Closing Date Financial Statements shall be prepared in accordance with generally accepted accounting principles as applied in Germany ("GERMAN GAAP") on a basis consistent with those used in the preparation of the German GAAP audited pro-forma consolidated financial statements of the Consumer Group for the period ended as of December 31, 2001 (an unaudited copy of which is attached hereto as Section 2.6 (b) of the Disclosure Letter - the "2001 FINANCIAL Statements"), applying the same methodology and standards as used in the 2001 Financial Statements. The Closing Date Financial Statements shall be prepared on a going concern basis, disregarding any actions or intentions of Strategic Partner or German Limited and using the specific accounting principles described in EXHIBIT 2.6 (B).

         (c) VARTA shall review the Closing Date Financial Statements as prepared and delivered by VARTA Consumer management. If VARTA believes that any item or amount contained in the Closing Date Financial Statements does not comply with the principles set out in paragraph (b) above, VARTA may, within forty-five days after receipt of the Closing Date Financial Statements, deliver a notice of disagreement to Strategic Partner, specifying those items or amounts as to which VARTA disagrees and containing a revised version of the Closing Date Financial Statements. During a period of one month after the delivery of such notice of disagreement, the Parties shall use all reasonable efforts, together with their respective accountants, to agree on the final Closing Date Financial Statements and to cause KPMG to audit the Closing Date Financial Statements.

         (d) If the Parties, during the one month period referred to in paragraph (c) above, are unable to reach agreement on the Closing Date Financial Statements, any Party may refer the remaining differences to an internationally recognized firm of independent public accountants (the "CPA FIRM"). If the Parties cannot mutually agree upon the CPA Firm within two weeks after any Party has requested its appointment, the CPA Firm shall be appointed, upon request of any Party, by the Institute of Chartered Accountants (INSTITUT DER WIRTSCHAFTSPRUFER) in Dusseldorf. The CPA Firm shall, acting as an expert (SCHIEDSGUTACHTER) and not as an arbitrator, determine on the basis of the standards set forth in this
                  Section 2.6, and only with respect to the remaining differences submitted to it and within the range in dispute between the Parties, whether and to what extent the Closing Date Financial Statements require adjustment. The decision of the CPA Firm shall be conclusive and binding on the Parties (within the limits set forth in Section 319 German Civil Code) and shall not be subject to any appeal. The fees and disbursements of the CPA Firm shall be borne in proportion to the Parties' success or defeat.

         (e) The Parties agree that they will, and agree to cause their respective independent accountants and each Company to, cooperate and assist in the preparation of the Closing Date Financial Statements and in the conduct of the reviews referred to in this Section 2.6, including without limitation, the making available to each other and the CPA Firm to the extent necessary of books, records, work papers and personnel and access, during normal working hours, to the Consumer Group's premises.

2.7      ADJUSTMENT PAYMENT

         (a) VARTA and Strategic Partner agree on an adjustment payment as set forth in this Section 2.7; such adjustment payment shall be allocated to the purchase price payable for the shares referred to in Section 2.1 as mutually agreed.

         (b) If the Final Adjustment Amount defined below is a positive amount , Strategic Partner shall pay an amount equal to the difference to VARTA. If the Final Adjustment Amount is a negative amount, VARTA shall pay to Strategic Partner an amount equal to the difference.

         (c)      The "FINAL ADJUSTMENT AMOUNT" shall be the sum of

                           the cash at hand, cheques, bills of exchange, deposits with banks and other financial institutions, marketable securities and other short term investments, as shown in the Closing Date Financial Statements ("CASH")

                           minus EUR 1,000,000

                           minus the Assumed Financial Debt, as shown in the Closing Date Financial Statements.

         (d) VARTA shall use its reasonable best efforts to reduce the Cash to an amount of less than EUR 5,000,000.

2.8      PAYMENTS, INTEREST

         (a) Any payments to be made pursuant to this Article 2 shall be made in Euro by wire transfer of immediately available funds to the bank accounts to be specified by the Parties prior to the Closing Date, subject to Section 2.9 below.

         (b) Any settlement or adjustment payment to be made pursuant to this Article 2 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate of 6% per annum. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days.

         (c) Any Party's failure to make or to cause any payment pursuant to this Article 2 when it is due shall, in derogation of Sec. 286 (3) German Civil Code, result in its immediate default (VERZUG), without any reminder

                  (MAHNUNG) being required. No party shall have any right of set-off or retention right with respect to any of its obligations under this Article 2.

2.9      ESCROW ACCOUNT I

         VARTA shall open a bank account with a German bank of international standing to be mutually agreed upon by VARTA and Strategic Partner (hereinafter referred to as the "ESCROW AGENT"). VARTA agrees that the amount of the loans referred to in Section 7.5 (a) (EUR 159,953,000) ("ESCROW AMOUNT I") will be paid into such escrow account ("ESCROW ACCOUNT I") on the Closing Date.

         The Escrow Amount I shall be pledged to German Limited and shall serve as collateral for claims German Limited has against VARTA Group under
         Section 7.13 or the Contribution Agreements. Escrow Amount I shall be released to German Limited in the event that German Limited will not be registered as shareholder of VARTA Consumer in accordance with Section
         2.2 (a).

         Subject to any retention rights under Section 7.13 Strategic Partner hereby agrees to release the pledge of the funds upon registration of the Capital Increase with no rights of retention or set-off in accordance with the escrow agreement substantially in the form attached as EXHIBIT 2.9 ("ESCROW AGREEMENT I").


                                    ARTICLE 3
                                     CLOSING

3.1      TIME AND PLACE OF CLOSING

         (a) The closing of the transactions contemplated by Article 2 hereof (the "CLOSING") shall take place at the offices of Clifford Chance Punder in Frankfurt on Tuesday, October 1, 2002, or at any other time and place as the Parties may mutually agree, provided that the conditions set forth in
                  Section 3.2 below have been met on such date.

         (b) If the closing conditions outlined under Section 3.2 below are not met or waived by five business days before October 1, 2002 or the first business day of any following month, the Closing shall take place on the first business day of the month following the month in which the conditions were met.

         (c) The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE".

         (d) The Parties agree that VARTA shall have the right to the profits of the Consumer Group until September 30, 2002 which however shall be fixed to an amount of EUR 1,000,000 in total for the two months August and September 2002. The Parties agree that irrespective of the final Closing Date Strategic Partner shall be entitled to the profits of the Consumer Group from October 1, 2002 onwards. From October 1, 2002 VARTA shall only be entitled to the agreed fixed dividend in VARTA Consumer on a pro rata basis. The Parties shall take all necessary steps to implement this deviating profit distribution (ABWEICHENDE GEWINNVERTEILUNG) including the necessary changes in the articles of association of VARTA Consumer to be resolved in accordance with Section 2.2 (a).

3.2      CONDITIONS TO CLOSING

         (a) The obligation of Strategic Partner to consummate the Closing is subject to the satisfaction of the following conditions precedent:

                  (i) The authorizations of or filings with any governmental authority (including applicable merger control law authorizations) and the authorizations of any non governmental third party relating to VARTA or the Consumer Group which are required for the consummation of the transactions contemplated hereby (including any merger control clearances required in Germany, France, Finland and Colombia, but excluding any merger control clearances required in Poland and Czech Republic) shall have been obtained or made, except where the failure to obtain any such authorizations would not have a material adverse effect on Strategic Partner or the Consumer Group or the ability of the Parties hereto to consummate the transactions contemplated hereby. In the event that the merger control clearances required in Poland, or Czech Republic cannot be obtained prior to the Closing Date, the Parties shall agree on an appropriate way to postpone the consummation of the transaction in respect of any such country until the relevant merger control clearance will be obtained, provided that Strategic Partner may withhold 50 % of the portion of the purchase price allocated to the respective shares pursuant to Exhibit 2.1 until the share transfer is effected. If any merger control clearance in Poland or Czech Republic is not obtained by March 31, 2003, either Party may request that this Agreement will be amended such that the business in the relevant country will be excluded from this transaction; in such case, such 50 % of the purchase price for the respective shares shall not become payable.

                  (ii) The consummation of the transactions contemplated hereby will not violate the provisions of any binding and enforceable judgment, injunction, order or decree by any court or governmental authority prohibiting the consummation of the Closing. No suit or proceeding shall have been instituted by any person, firm or entity or shall have been threatened by any governmental authority, which has not been withdrawn, dismissed or otherwise eliminated, and which seeks to prohibit, restrict or delay consummation of the transactions contemplated hereby, provided that in the written opinion of an independent internationally recognized law firm such suit or proceeding has reasonable chance of success and except where such suit or proceeding would not have a material adverse effect on Strategic Partner or the Consumer Group or the ability of the Parties hereto to consummate the transactions contemplated hereby.

                  (iii) The representations and warranties of VARTA contained in this Agreement shall have been true and correct on the date hereof and shall also be true and correct in all material respects at and as of the Closing Date (except for representations and warranties that speak specifically only as of a particular date), with the same force and effect as if made at and as of the Closing Date, and VARTA shall have performed or complied (or cured any non-compliance) with all agreements and covenants required by this Agreement to be performed or complied with by them prior to the Closing Date, provided that the breaches of the representations and warranties have or may reasonably be expected to have a material adverse effect on the Consumer Group as a whole. VARTA shall have delivered to Strategic Partner a certificate dated as of the Closing Date certifying that the conditions to closing set forth in this
                           Section 3.2 (a) (iii) have been satisfied. In addition, VARTA shall have delivered to Strategic Partner a certificate dated as of the Closing Date certifying that the representations and warranties contained in Section 5.6 (c), 5.9, 5.14 and 5.16 and those representations and warranties of VARTA made only to VARTA's knowledge are still true and correct as of the Closing Date, except for matters that have arisen or become known by VARTA after the date hereof and are disclosed in a disclosure letter attached to the certificate provided, however, that Section 5.17 second sentence shall not apply.

                  (iv) The merger of VARTA Geratebatterie as described in paragraph 4 of the Recitals shall have been registered in the commercial register and thereby become effective.

                  (v) Strategic Partner has obtained sufficient financing for the transactions contemplated under this Agreement.

                  (vi) The supervisory board of VARTA and the requisite vote of shareholders of VARTA shall have approved the transaction contemplated by this Agreement.

                  (vii) VARTA shall have delivered to Strategic Partner certificates certifying as to the matters set forth in this Section 3.2 (a) (iv) and (vi).

                  (viii) VARTA shall have timely delivered to Strategic Partner German GAAP accounts for the Consumer Group reconciled under US GAAP for the periods ended on December 31, 2001 (audited), by August 31, 2002, as described in Article 7.9 below.

                  (ix)     The check-the-box certificate as described in Section
                           7.10 (a) below has been duly signed and delivered to Strategic Partner for submission to the relevant authorities no later than on September 10, 2002.

         (b) The obligations of VARTA to consummate the Closing is subject to the satisfaction of the following conditions precedent:

                  (i) The authorizations of or filings with any governmental authority (including applicable merger control law authorizations) and the authorizations of any non-governmental third party relating to VARTA or the Consumer Group which are required for the consummation of the transactions contemplated hereby (including any merger control clearances required in Germany, France, Finland and Colombia), but excluding any merger control clearances required in Poland and Czech Republic ) shall have been obtained or made, except where the failure to obtain any such authorizations would not have a material adverse effect on VARTA or the ability of the Parties hereto to consummate the transactions contemplated hereby.

                  (ii) The consummation of the transactions contemplated hereby will not violate the provisions of any binding and enforceable judgment, injunction, order or decree by any court or governmental authority prohibiting the consummation of the Closing. No suit or proceeding shall have been instituted by any person, firm or entity or shall have been threatened by any governmental authority, which has not been withdrawn, dismissed or otherwise eliminated, and which seeks to prohibit, restrict or delay consummation of the transactions contemplated hereby, provided that in the written opinion of an independent internationally recognized law firm such suit or proceeding has reasonable chance of success and except where such suit or proceeding would not have a material adverse effect on VARTA or the ability of the Parties hereto to consummate the transactions contemplated hereby.

                  (iii) The representations and warranties of Strategic Partner contained in this Agreement shall have been true and correct on the date hereof and shall also be true and correct in all material respects at and as of the Closing Date (except for representations and warranties that speak only as of a particular date), with the same force and effect as if made at and as of the Closing Date, and Strategic Partner shall have performed or complied (or cured any non-compliance) with all agreements and covenants required by this Agreement to be performed or complied with by them prior to the Closing Date, provided that the breaches of the representations and warranties have or may reasonably be expected to have a material adverse effect on the Consumer Group as a whole. Strategic Partner shall have delivered to VARTA a certificate dated as of the Closing Date and executed by a duly authorized officer of Strategic Partner on Strategic Partner's behalf certifying that the conditions to closing set forth in this Section 3.2 (a) (iii) have been satisfied.

                  (iv) The merger of VARTA Geratebatterie as described in paragraph 4 of the Recitals shall have been registered in the commercial register and thereby become effective.

                  (v) The supervisory board of VARTA and the requisite vote of shareholders of VARTA shall have approved the transaction contemplated by this Agreement.


         (c) Each Party may waive the respective closing conditions in its favor to the extent legally permitted.

3.3      FILINGS UNDER MERGER CONTROL LAWS

         The Parties shall ensure that any filing required under any applicable merger control laws as referred to in Section 3.2 (a) (i) will be made without undue delay after execution of this Agreement. Such filings shall be made jointly by the Parties, and the Parties shall closely cooperate in their preparation. If the competent authorities deny their approval or are prepared to grant their approval only on certain conditions, the Parties shall have the obligation to (i) amend this Agreement in a manner that such approval may be granted, or (ii) comply with the conditions imposed by the authorities including the condition to divest of certain businesses, provided however, that in the event that such amendment or conditions would have a material adverse effect on the transaction contemplated hereby or on Strategic Partner or the Consumer Group, Strategic Partner shall have the right to terminate this Agreement pursuant to Article 12. No Party shall be under any obligation to appeal the decision by the competent merger control authorities.

3.4      ACTIONS ON THE CLOSING DATE

         On the Closing Date, the Parties shall take, or cause to be taken, the following actions, which shall be taken simultaneously (ZUG UM ZUG):

         (a) execution of the share purchase and transfer agreements referred to in Section 2.1 and payment of the respective purchase prices in each case in accordance with Section 2.1;

         (b) passing by VARTA of the shareholder resolution of VARTA Consumer as referred to in Section 2.2 (a);

         (c) execution by VARTA Consumer and German Limited of the subscription agreement pursuant to Section 2.2 (b);

         (d) execution by VARTA Consumer and German Limited of the contribution agreement (EINBRINGUNGSVERTRAG) and transfer by German Limited of the shares in FinanceCo, as set forth in Sections 2.2 (c) and 2.2 (f);

         (e) filing by VARTA Consumer (or delivery to a German notary for filing) of the Capital Increase and the amendment to the articles of association with the commercial register pursuant to Section 2.2 (d);

         (f) payment by Strategic Partner or German Limited of the purchase price for the receivables representing the Closing Date Inter-Group Debt in accordance with Section 2.3 (a);

         (g) delivery (i) by Strategic Partner of evidence satisfactory to VARTA that all undertakings, bank guarantees, comfort letters and other securities provided by members of the VARTA Group in favor of VARTA Geratebatterie or VARTA Consumer and the Companies have been replaced in accordance with Section 7.4 and (ii) same evidence by VARTA to Strategic Partner with respect to the Consumer Group Guarantees (as defined in Section 7.13 (b) below);

         (h) termination of all existing inter-company agreements between the Consumer Group and the VARTA Group without any termination fee or other penalties except as explicitly set forth otherwise in this Agreement;

         (i) execution by VARTA, Microbatterie GmbH and VARTA Consumer of a transition services agreement in accordance with Section 7.6
                  (a) below;

         (j) execution of the distribution agreement regarding the Micro business as attached as Exhibit 7.6 (c);

         (k) execution of all documents necessary to implement the trademark, transfer, and domain sharing and license agreement; in accordance with Section 9.1 below;

         (l) granting and payment of the loan by FinanceCo to VARTA into Escrow Account I in accordance with Section 7.5 (a) below;

         (m) granting and payment of the loan by ROV General Partner to VARTA into Escrow Account I in accordance with Section 7.5 (a) below and execution of the Escrow Agreement I in accordance with Section 2.9;

         (n) granting and payment of the loan by FinanceCo to Strategic Partner or its designee in accordance with Section 7.5 (b) below;

         (o) granting and payment of the loan by VARTA Consumer to VARTA in accordance with Section 7.5 (c) below;

         (p) payment by VARTA of the Escrow Amount into Escrow Account II, as set forth in Section 8.1 (k) below; execution of the Escrow Agreement II in accordance with Section 8.1 (k);

         (q) execution by German Limited and VARTA of the share purchase and transfer agreement relating to the FinanceCo Minority Share in accordance with Section 2.2 (f);

         (r) appointment of the managing directors and advisory board members of FinanceCo in accordance with Section 4.6 (c) and
                  (d) below; and

         (s) delivery by FinanceCo to VARTA of the guarantee in accordance with Section 11.3 (e) below.


                                    ARTICLE 4
                    CORPORATE GOVERNANCE OF THE JOINT VENTURE

4.1      MANAGING DIRECTORS

         As long as VARTA is a shareholder of VARTA Consumer, VARTA shall have the right to nominate one out of three managing directors (GESCHAFTSFUHRER) of VARTA Consumer or, after its transformation into partnership limited by shares (KGAA), one out of three managing directors of the general partner, with joint power of representation (GESAMTVERTRETUNGSMACHT). Strategic Partner and German Limited shall have the right to reject any managing director nominated by VARTA Consumer for sound business reasons.

4.2      SUPERVISORY BOARD

         As long as VARTA owns 49% of the registered capital of VARTA Consumer, VARTA shall have the right to nominate one supervisory board member out of six of VARTA Consumer. The articles of association of VARTA Consumer shall provide that, in the event of a tie, the chairman of the supervisory board shall have the casting vote. The Parties shall jointly cooperate with respect to the establishment of the new supervisory board at VARTA Consumer after the merger. To the extent legally permitted VARTA shall use its best efforts to ensure that the supervisory board member appointed by VARTA votes for the nominee of Strategic Partner as chairman of the board.

4.3      RIGHTS OF SHAREHOLDERS MEETING

         Without prejudice to any rights of the shareholders meeting of VARTA Consumer under statutory law or the articles of association, as long as VARTA Consumer is a limited liability company (GMBH), the following matters regarding VARTA Consumer shall require consent of the shareholders meeting of VARTA Consumer (with simple majority) except for any transaction contemplated by this Agreement or made in connection with the financing by Strategic Partner of the transactions contemplated by this Agreement:

         (a) any transfer, encumbrance or acquisition of any shareholding, business or substantial part of the assets of VARTA Consumer which is material to the business of VARTA Consumer;

         (b) any alteration (including cessation) to the general nature of the business conducted from time to time by VARTA Consumer;

         (c) any joint venture or partnership agreement with any third party which is material to the business of VARTA Consumer;

         (d) any loan to or guarantee or other security for the obligations of any third party (other than any entity of the Consumer Group), other than in the ordinary course of business; and

         (e) any material transaction with Strategic Partner or VARTA or any company affiliated with them, other than in the ordinary course of business on arm's length terms.

4.4      CONSULTATION WITH VARTA

         Promptly after receipt by VARTA of any invitation to a shareholders meeting of VARTA Consumer, Strategic Partner shall consult with VARTA on any matters on the agenda of the meeting requiring shareholder approval, and the Parties shall negotiate and seek to agree on all such matters prior to the date of the meeting (including an attempt to reach an agreement by their respective chief executive officers). If the Parties are unable to reach agreement and take diverting votes in the shareholders meeting on

         (a) matters requiring the approval of the shareholders meeting with a 75% majority of the votes under applicable law or the articles of association of VARTA Consumer, or

         (b) as long as VARTA Consumer is a limited liability company, any of the matters referred to in Section 4.3, or

         (c) after the transformation of VARTA Consumer into partnership limited by shares (KGAA), any matters submitted to the shareholders meeting of VARTA Consumer pursuant to Sec. 119
                  (2) German Stock Corporation Act (including "Holzmuller" resolutions),

         VARTA shall be entitled to terminate the joint venture with Strategic Partner and German Limited in accordance with Article 11 below.

4.5      CERTAIN RESTRUCTURINGS AND OTHER ACTIONS AFTER THE CLOSING DATE

         Notwithstanding Sections 4.3 and 4.4, VARTA and Strategic Partner agree and shall ensure that without undue delay after the Closing (documents and resolutions to be agreed on the Closing Date),

         (a) VARTA Consumer will be transformed into a partnership limited by shares (KGAA), with German Limited and VARTA as limited shareholders (KOMMANDITAKTIONARE) and 94. JFSC Vermogensverwaltungs-GmbH (in future: ROV German General Partner GmbH ("ROV GENERAL PARTNER") joining as general partner (PERSONLICH HAFTENDER GESELLSCHAFTER) with a contribution consisting of the loan receivable against VARTA in the amount of EUR 78,000,000, as referred to in Section 7.5
                  (a) first sentence, and a receivable against VARTA Consumer in an amount up to EUR 11,547,000, substantially in accordance with the draft documentation contained in EXHIBIT 4.5 (a),

         (b) German Limited and VARTA Consumer shall enter into a profit transfer agreement (GEWINNABFUHRUNGSVERTRAG) in the form of the draft substantially attached as EXHIBIT 4.5 (B), providing for an annual guaranteed dividend for VARTA in the amount of EUR 8,000,000, to be payable within three


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

                  months following the end of the respective fiscal year (the first fiscal year covered by the profit and loss transfer agreement to end on September 30, 2003). In the event that VARTA ceases to be a shareholder in the course of a fiscal year the fixed dividend shall be paid pro rata. VARTA shall be obliged to agree to such profit and loss transfer agreement and to changes of the business year (e.g. change of the business year of VARTA Consumer to the end of the month following the month in which the Closing takes place), if any;

         (c) profits accrued between the Closing Date and the date on which a profit transfer agreement is put in place shall be distributed to the shareholders together with a first fixed dividend to be paid under the profit transfer agreement referred to under Section 4.5 (b);

         (d) the capital reserve of VARTA Consumer in the amount of EUR 133,268,000 (resulting from the contribution of the shares in FinanceCo referred to in Section 2.2 (a)) will be transformed into a profit reserve in connection with the adoption of the annual accounts of VARTA Consumer as of the end of the fiscal year beginning August 1, 2002;

         (e) without undue delay upon the transformation of VARTA Consumer into a KGaA, the loan receivables of EUR 78,000,000 transferred to VARTA Consumer pursuant to paragraph (a) of this Section 4.5 and the loan receivable of EUR 510,000 of Consumer vis a vis VARTA under the loan agreement referred to in Section 7.5 (c) will be partially set off against VARTA's receivable of EUR 26,685,000, as referred to in paragraph 4 of the Recitals and the remaining loan receivable of VARTA Consumer in the amount of EUR 51,825,000 will be transferred to FinanceCo in exchange for FinanceCo's loan receivable of EUR 51,825,000 referred to in Section 7.5 (b).

4.6      FINANCECO

         The Parties agree and shall ensure that, from the Closing Date and as long as VARTA is a shareholder of VARTA Consumer, unless otherwise mutually agreed,

         (a) FinanceCo shall have no other purpose and conduct no other activity than set forth in Section 7.5 below,

         (b) Strategic Partner shall not permit VARTA Consumer to sell, transfer, or otherwise dispose of, any interest in FinanceCo,

         (c) FinanceCo shall have no more than two managing directors, both with joint power of representation, and VARTA shall have the right to nominate one managing director,

         (d) FinanceCo shall have a advisory board consisting of four members (two members to be appointed by German Limited and VARTA respectively); the powers of the shareholder meeting shall be transferred to the advisory board to the broadest extent permitted under applicable law,

         (e) the articles of association of FinanceCo shall be in the form as set forth in EXHIBIT 4.6 (e),

         (f) a profit transfer agreement shall be entered into between VARTA Consumer and FinanceCo substantially in the form as set forth in EXHIBIT 4.6 (f) and the fiscal year of FinanceCo shall be changed to correspond to the fiscal year of VARTA Consumer.

4.7 SHAREHOLDERS' RIGHTS IN CONSUMER GROUP BETWEEN CLOSING AND REGISTRATION OF CAPITAL INCREASE

         Between the Closing Date and the registration of the Capital Increase VARTA shall only exercise its shareholder rights after consultation and coordination with German Limited.


                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF VARTA

VARTA represents and warrants independently of negligence
(VERSCHULDENSUNABHANGIG) to Strategic Partner, any Designated Purchasers and German Limited that, except as set forth in the Disclosure Letter and subject to
Section 5.18 below, the statements set forth in this

Article 5 are true and correct as of the date hereof. The representations and warranties of VARTA pursuant to this Agreement shall be no seller's guarantees (GARANTIE) within the meaning of Sec. 444 German Civil Code (BGB), but shall constitute separate, independent obligations of VARTA, and the scope and content of each representation and warranty of VARTA and VARTA's liability arising thereunder shall be exclusively defined by the provisions of this Agreement (including Article 8 below), which are an integral part of the representations and warranties of VARTA.

5.1      ORGANIZATION OF THE CONSUMER GROUP

         (a) Except as disclosed in EXHIBITS R-1 and R-2, each entity of the Consumer Group referred to in EXHIBIT R-2 is a corporation, limited liability company or partnership (as indicated in EXHIBITS R-1 and R-2), duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers to conduct its business as presently conducted. EXHIBIT R-2 contains a correct description of the registered office and, as of the date hereof, the management (officers and directors) of each Company. There are no side agreements among the shareholders which affect the constitution and organization of the Companies.

         (b) All entities of the Consumer Group and their respective jurisdictions of incorporation are identified in EXHIBIT R-2, and no Company holds directly or indirectly any material interests (also in the form of a silent partnership or subparticipation) in any company or entity other than set forth in Section 5.1 (b) of the Disclosure Letter. No entity of the Consumer Group is - not even conditionally - obliged to transfer any interests or to acquire any further interests.

         (c) Except as set forth in Section 5.1 (c) of the Disclosure Letter, no entity of the Consumer Group is a party to any agreement which would permit any third party (including any entity of the Consumer Group) to control such Company or obligate it to transfer its profits to any such third party.

         (d) Section 5.1 (d) of the Disclosure Letter contains a true and correct list of the articles of association, by-laws or similar organizational documents of the Companies (as presently in effect). Except for the NewCos true and complete copies of such documents have been delivered to Strategic Partner prior to the execution of this Agreement.

         (e) All facts relating to the Companies which can be registered in the commercial register or the relevant foreign equivalent (if any) are actually registered. Complete and accurate excerpts from the commercial register or the foreign equivalent of all Companies have been delivered to Strategic Partner prior to the date hereof except for the NewCos.

5.2      OWNERSHIP OF SHARES; SHAREHOLDINGS

         (a) EXHIBIT R-2 contains a complete and correct description of the registered capital, issued capital, total capitalization and shareholders of each Company and, to VARTA's knowledge, each other entity set forth in Exhibit R-2 in which the Consumer Group owns a minority interest. The capitalization chart on EXHIBIT R-2 indicates the shareholder ownership of all issued shares of any entity of the Consumer Group, any foreign registered capital in Colombia and any minority interest owned by the Consumer Group listed in Section 5.1 of the Disclosure Letter ("SHARES"). Except as set forth in Section 5.2 (a) of the Disclosure Letter, the Shares have been fully paid up in cash or by means of permissible contributions in kind with discharging effect, and the share capital of the Companies is not reduced by any open or concealed repayment to the shareholders. The Shares are free and clear of any liens, encumbrances or other rights of third parties, and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any shares of any entity in the Consumer Group (whether from a shareholder or from a Company), in each case except as set forth in Section 5.2 (a) of the Disclosure Letter. There are no silent participations in the Consumer Group or subparticipations in any Shares and there are also no conditional obligations (options) or binding offers vis-a-vis third parties concerning the creation of such participations or the grant of shareholder rights or similar rights with regard to the Consumer Group (e.g. voting rights, participation in profits). To the extent that VARTA / or Consumer Group do not hold 100% of the shares in the Companies the minority shares are held by their nominees with no authority and, to the extent permitted by local law, VARTA or Varta Consumer has the right to reacquire them at nominal costs.

         (b) Except as set forth in Section 5.2 (b) of the Disclosure Letter, no entity of the Consumer Group is over indebted or insolvent. No insolvency proceeding with respect to any entity in the Consumer Group has been started or has been applied for.

         (c) The carve-out of Microlite and of the total micro battery business (comprising the transfer of the German, French, UK and Italian micro battery business into Microbatterie GmbH) will have been validly effected and completed as of the Closing Date in accordance with and subject to the terms and conditions attached as Section 5.2 (c) of the Disclosure Letter. No further contractual relation will exist between the Consumer Group and Microbatterie GmbH and Microlite as of the Closing Date, unless explicitly described in Section 5.2 (c) of the Disclosure Letter.

         (d) As of the Closing Date certain consumer battery operations of VARTA Batteri AB and Micro's US and Czech subsidiary will have been transferred to NewCos (except for certain real property and the liabilities relating thereto), and the shares in VARTA Batteri AB will have been transferred to VARTA or any other company of the VARTA Group, in accordance with the terms and conditions set forth in Section 5.2 (c) of the Disclosure Letter.

5.3      AUTHORIZATION OF VARTA, NON-CONTRAVENTION

         (a) As of the Closing, the execution of this Agreement by VARTA Group and the consummation of the transactions contemplated hereby are within VARTA's Group corporate powers and have been duly authorized by all necessary corporate action on the part of VARTA Group. This applies accordingly for all Companies. This Agreement (and the agreements delivered pursuant hereto) will, when executed by an entity included within the Consumer Group and assuming the due execution of this Agreement by Strategic Partner, German Limited or any other party affiliated with them, constitute the valid and binding obligation of such entity, enforceable in accordance with its terms.

         (b) The execution of this Agreement by VARTA Group and the consummation of the transactions contemplated hereby require no filing by VARTA Group with, or approval by, any governmental body, agency or official or consent of any third party, other than the compliance with any applicable requirements under merger control laws as set forth in Sections 3.2 and 3.3 (assuming that the financial and other information relevant for the assessment of any filing requirements which has been provided by Strategic Partner is accurate and complete in all material respects) and except as otherwise agreed by the Parties.

         (c) The execution by the VARTA Group and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of VARTA Group, (ii) assuming compliance with the matters referred to in Sections 3.2 (a) (i) and 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not reasonably be expected to have a Material Adverse Effect; (iii) violate, conflict with, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any lien upon any assets of any Company under any agreement (including any Material Agreement) except as set forth in Section 5.3 (c) of the Disclosure Letter; or (iv) create, or cause the acceleration of the maturity of, any debt, obligation or liability that would result in any lien or other claim upon the assets of any Company, except, with respect to (iii) and (iv) above, as set forth in any Material Agreement a copy of which was delivered to Strategic Partner prior to the date hereof as identified in Section 5.11 (a) of the Disclosure Letter and except for matters which would not be reasonably expected to have a Material Adverse Effect.

                  For the purpose of this Article 5, "MATERIAL ADVERSE EFFECT" used as a defined term means any change or effect that is materially adverse to the financial condition, liabilities, results of operations or business operations of the Consumer Group, taken as a whole, other than any change or effect arising out of (i) general economic conditions or conditions affecting companies generally in the industries in which the Consumer Group operates, (ii) disruptions to any business of the Consumer Group attributable to the announcement of this Agreement or the transactions contemplated hereby and (iii) changes in laws or interpretations thereof after the date of this Agreement.

5.4      FINANCIAL STATEMENTS / EQUITY

         (a) The audited statutory annual accounts (which include balance sheets and income statements) of the Companies for the fiscal year ended on December 31, 2001 (as made available to Strategic Partner) have been prepared in accordance with the relevant generally accepted accounting principles (GAAP) as applicable in the respective jurisdiction, on a basis consistent with the respective financial statements for the preceding two financial years and accurately present, in accordance with the applicable GAAP, in all material respects the financial condition and results of operations of the relevant Companies as of and for the respective periods.

         (b) The 2001 Financial Statements (as defined in Section 2.6 (b)) have been prepared in accordance with German GAAP, on the basis of the relevant statutory annual accounts and using VARTA's usual consolidation principles consistently applied, and accurately present, in accordance with such principles, in all material respects the consolidated financial condition and results of operations of the Consumer Group as of and for the respective periods, taking into consideration the carve-out of the micro battery business.

         (c) The monthly management reports as of May 31, 2002 ("MONTHLY MANAGEMENT REPORTS") as made available to Strategic Partner have been prepared in accordance with principles consistent with those used for the preceding management reports and in the reasonable opinion of VARTA Consumer management fairly reflect in accordance with such principles, in all material respects, the financial condition and results of the Consumer Group as of their respective dates.

         (d) VARTA is not aware of any facts which would require a material change of the 2001 Financial Statements if such facts had been known at the time when the 2001 Financial Statements were adopted.

         (e) All bookkeeping and financial records of the Companies as required under commercial and tax law of the respective jurisdictions have been properly maintained and are completely available together with the Companies' business records in accordance with the requirements under applicable law.

         (f) As of the Closing there is no interest bearing liabilities with banks or financial institutions and no interest bearing liabilities and receivables between Consumer Group and VARTA Group which will not be shown in the Closing Date Financial Statements, unless explicitly agreed by Strategic Partner in accordance with Section 2.4.

5.5      ASSETS, ENCUMBRANCES

         (a) The Companies have good title to, or in the case of leased or licensed property and assets have valid and unrestricted leasehold interests or licenses in, all property and assets (whether real, personal, tangible or intangible) reflected in the 2001 Financial Statements and in the Closing Date Financial Statements, except for assets disposed of since December 31, 2001 in the ordinary course of business consistent with past practices, in which case they have been replaced or replenished to the extent required by sound business principles and except as set forth in Section 5.5 (a) of the Disclosure Letter.

         (b) The (fixed and current) assets, including all Material Intellectual Property Rights and all other Intellectual Property Rights, as defined below under 5.6, owned by the Companies are not encumbered with any liens, pledges or other rights or encumbrances in favor of any third party, except for
                  (i) retention of title rights, liens, pledges or other security rights agreed in favor of suppliers, mechanics, workmen, carriers and the like in the ordinary course of business, (ii) security rights of any kind granted to banks and other financial institutions over cash and other assets deposited with them to secure any Assumed Financial Debt,
                  (iii) statutory liens and other security rights in favor of tax authorities or other governmental entities, (iv) customary easements and similar rights in real property which do not affect any Company's ability to conduct its business as presently conducted and (v) the rights and encumbrances listed in Section 5.5(b) of the Disclosure Letter. The Companies have placed no liens on any material assets leased by them, except as set forth in Section 5.5(b) of the Disclosure Letter. For the avoidance of doubt this Section 5.5(b) does not apply to licenses and other contractual relationships with respect to Intellectual Property Rights which may limit the use of such Intellectual Property Rights.

                  Any kind of encumbrances (listed or not listed) only serve to secure liabilities/debts of the Consumer Group (except where such encumbrances, including those described in (iv) above, by their nature do not secure debt).

         (c) The Companies do not own other real property or equivalent rights to real property other than disclosed in Section 5.5
                  (c) (1) of the Disclosure Letter, specifying the land register, local court volume, folio and serial no. All real property disposed of since December 31, 2001 is disclosed in
                  Section 5.5(c) (2) of the Disclosure Letter. Apart from the property mentioned in Section 5.5 (c) (2) of the Disclosure Letter, the Companies are not obliged to acquire or to dispose of any real property and their right to dispose of the real property owned by them is not limited in any way. Section 5.5
                  (c) (3) of the Disclosure Letter contains a list of all real property which has been owned or used by the Companies for the purpose of manufacturing or storing significant volumes of batteries (e.g. warehouses) during the last ten years prior to the Closing Date and which is not listed in Section 5.5 (c)
                  (1).

         (d) The Hagen property is excluded from this transaction and has been sold and transferred to VARTA Group or a third party prior to Closing for a purchase price equal to its current book value minus provisions made in respect of Hagen property, substantially in the form of the draft attached as Section 5.5
                  (d) of the Disclosure Letter.

         (e) All inventories of the Companies which are reflected in the 2001 Financial Statements and in the Closing Date Financial Statements have been acquired or manufactured in the ordinary course of business of the Companies.

         (f)      Except as otherwise set forth in this Agreement or in Section
                  5.5 (f) of the Disclosure Letter, and taking into account the services referred to in Section 7.6, the Companies will be, on the Closing Date, the unrestricted owner or authorized user of all assets and the holder of all rights including all intellectual property rights and have available all know-how, trade secrets and other information which are material for, and are required to continue, the existing business operation in the field of consumer batteries (as opposed to the micro battery business referred to in paragraph 6 of the Recitals) in the same manner as it has been conducted up until now. There are no obligations to sell any of these assets owned by the Companies, to dispose of them in rem (except for any assets to be replaced in the ordinary course of business and for any inventory to be sold in the ordinary course of business) or to grant any rights of use with regard to them, whether as a whole or in part, if, as a result of such sale, disposal or granting of rights, the representation and warranty in the preceding sentence would no longer be correct. Micro and Consumer Group have allocated the relevant assets, liabilities and employees between Consumer Group and Micro and its group on the basis of their primary use or activities to the extent such allocation has already taken place, except as set forth in Section 5.5 (f) of the Disclosure Letter.

         (g) Except as set forth in Section 5.5 (g) of the Disclosure Letter, the information technology systems used by the Companies (except for the NewCos) are available to them and are functionable in all material respects, as required by such Companies to conduct the existing business operation in the field of consumer batteries (taking into account any restructurings and carve-outs set forth in this Agreement) in the ordinary course.

5.6      INTELLECTUAL PROPERTY RIGHTS / MATERIAL INTELLECTUAL PROPERTY RIGHTS

         (a) For the purpose of this Section 5.6, "INTELLECTUAL PROPERTY RIGHTS" shall mean all registered (or, in case of pending applications, registrable) intellectual property rights (including trademarks, service marks, trademark registrations and applications for registration thereof, tradenames, copyrights, copyright registrations and applications for registrations thereof, patents, patent rights, patent applications and patent licenses, and licenses in and licenses out of such rights). Section 5.6 (a) of the Disclosure Letter contains a list of all Intellectual Property Rights owned, used by, licensed to or registered on behalf of any Company which are material to the business of any Company (the "MATERIAL INTELLECTUAL PROPERTY Rights"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right and (iii) if applicable, the jurisdictions in which such Intellectual Property Right has been registered or in which an application for such issuance or registration has been filed and the registration or application numbers or with respect to licenses the respective contracting partner.

         (b) No Material Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Consumer Group or restricting the licensing thereof by the Consumer Group to any third party. With respect to other Intellectual Property Rights owned by the Consumer Group, this holds true to VARTA's knowledge with respect to any outstanding judgment, injunction, order or decree.

         (c) As of the date hereof, no third party has challenged or threatened to challenge (i) any Material Intellectual Property Rights owned by the Consumer Group or (ii) to VARTA's knowledge (without any inquiries with licensors), any other Intellectual Property Rights owned by or licensed to the Consumer Group. To VARTA's knowledge, there are no facts which are likely to result in any Material Intellectual Property Rights being successfully challenged by any third party or deregistered or declared void by any public authority for other reasons. To VARTA's knowledge, no rights of third parties are infringed by the Material Intellectual Property Rights or their use (whether by any Company or any Company's licensee). The payment of fees due as well as all other measures necessary to maintain any Material Intellectual Property Rights have been undertaken completely and in good time.

5.7      GOVERNMENTAL PERMITS; COMPLIANCE WITH LAWS; SUBSIDIES

         (a) Except as set forth in Section 5.7 (a) of the Disclosure Letter, the Companies have all governmental permits, licenses and consents which are required by them in order to operate their business as presently conducted and are material for the business of any Company (the "GOVERNMENTAL PERMITS"). There is no written notice by any authority to any Company of a withdrawal, revocation, restrictions or alteration of any Governmental Permit. There are no unsettled complaints by or legal proceedings in respect of any Governmental Permit before any competent public authority or employers' liability insurance associations (Berufsgenossenschaft) with respect to any Company.

         (b) Except as disclosed in Section 5.7 (a) of the Disclosure Letter, the business of each of the German Companies, and, to VARTA's knowledge, the European and Latin American subsidiaries of VARTA Consumer, is conducted, in all material respects, in compliance with all applicable public and civil laws and all Governmental Permits.

         (c) Except as disclosed in Section 5.7 (c) of the Disclosure Letter, the operative facilities of the German Companies have been constructed, and any subsequent alterations or extensions thereof have been made, in all material respects, in compliance with all applicable legal provisions and orders by public authorities. This holds true for all other Companies to VARTA's knowledge.

         (d) The Companies have applied for, received and used public subsidies only in accordance with the applicable legal provisions and in compliance with any public authority orders, conditions and duties. No repayment of such subsidies will become necessary as a consequence of the implementation of the provisions of this Agreement or by reason of any Company's failure to comply with the terms and conditions on which the subsidies have been granted or, to VARTA's knowledge, any other circumstances already existing today.

         (e) With respect to environmental matters, exclusively the representations and warranties contained in Section 5.8 and the specific indemnities in Section 8.1 (b) and (c) shall apply.

5.8      ENVIRONMENTAL MATTERS

         (a) For the purposes of this Section 5.8, "ENVIRONMENTAL LAWS" means any law or order applicable in the respective country of incorporation or operation of the Companies and relating to or imposing liability or standards of conduct for the protection of the environment or the use, handling, generation, manufacturing, distribution, collection, transportation, storage, disposal, cleanup or release of hazardous materials.

         (b)      Except as disclosed in Section 5.8 (b) of the Disclosure
                  Letter:

                  (i) each Company is in compliance with all Environmental Laws in all material respects;

                  (ii) there is no soil, soil-air (BODENLUFT), air and/or groundwater contamination or noise emission, or asbestos on or stemming from real estate, facilities or buildings currently or formerly owned or used by any Company (including any off-site waste disposal use) (the "ENVIRONMENTAL CONTAMINATION"), which could lead to any liability or claims under applicable law (civil, public or other) as in effect on the Closing Date (including an order to safeguard against pollution, an examination order, a monitoring order or a decontamination order);

                  (iii) no written notice, order, complaint or penalty has been received, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened which allege a violation of any Environmental Law, in each case relating to any Company and arising out of any Environmental Law;

                  (iv) each Company has all environmental permits necessary for its operations to comply with all applicable Environmental Laws and is in compliance with the terms of such permits in all material respects; and

                  (v) there has been no environmental audit conducted within the past three years by any independent environmental expert of any property currently owned or leased by any Company.

5.9      LITIGATION, DISPUTES

         Except as disclosed in Section 5.9 of the Disclosure Letter, no Company is involved in any lawsuit or other proceeding pending against it before any court, arbitral tribunal or governmental agency involving an amount in excess of EUR 25,000 in a single case (provided that related lawsuits or proceedings shall be deemed to be a single case). No such lawsuit or proceeding has been threatened against any Company as of the date hereof, and no Company is subject to any governmental or court order or decree that materially limits its ability to operate its business in the ordinary course. There is no action, suit, investigation or proceeding pending against, or to the knowledge of VARTA as of the date hereof threatened against, VARTA or any company of the Consumer Group before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and limits the ability of VARTA Group to consumate the transactions under this Agreement.

5.10     EMPLOYEE AND LABOR MATTERS

         (a) Section 5.10 (a) of the Disclosure Letter contains a true and correct list, as of the date hereof, of all collective bargaining agreements and all material agreements with unions, workers' councils and similar organizations to which the Companies are bound and of all obligations based on regular business practice (BETRIEBLICHE UBUNG), to the extent that such business practices result in material payment obligations or other unusual and onerous obligations of the Companies. The business of the Companies is and (to the extent relevant as of today) has been conducted, in all material respects, in compliance with these agreements. Except as disclosed in
                  Section 5.10 (a) of the Disclosure Letter, no Company is experiencing and, to VARTA's knowledge, there is no basis to expect any Company to experience (i) any strike, slowdown, picketing or work stoppage by or lockout of its employees or
                  (ii) any suit relating to the alleged violation of any law or order applicable in the respective country of incorporation of the Companies and relating to labor relations or employment matters (including any charge or complaint filed by an employee or union) which, in each case has, or could reasonably be expected to have, a Material Adverse Effect.

         (b) Section 5.10 (b) of the Disclosure Letter sets forth, as of the date hereof, a true and complete list of the employment contracts of (i) all managing directors and officers of the Companies, (ii) all employees of the second management level (in respect of Companies with a second level of employees with managerial functions) and (iii) all other employees of each Company whose annual base salary (excluding, for the avoidance of doubt, performance-related payments and bonuses) exceeds EUR 100,000 (the "KEY EMPLOYEES"). Copies of the contracts have been delivered to Strategic Partner. No side agreements with the Key Employees exist.

         (c) Except as disclosed in Section 5.10 (c) of the Disclosure Letter or the actuarial reports referred to herein, none of the Companies granted any pension rights to any of its employees or former employees (including managing directors and officers) or third parties. Pension accruals have been made in the statutory annual accounts of the German Companies as of December 31, 2001 up to the maximum amount permitted under Section 6 a German Income Tax Act, and all funded or unfunded pension schemes (defined benefit schemes) of the Companies are operated, in all material respects, in compliance with their respective terms, except as disclosed in the Disclosure Letter. No employees or former employees or their heirs of the Companies are entitled under any applicable law to additional payments as a result of a failure of the Companies to fully adjust the pension payments in any period prior to the Closing Date.

         (d) Except as disclosed in Section 5.10 (d) of the Disclosure Letter, all redundancies relating to reorganization measures, in particular with respect to the plant closure in Hagen and the carve out of the Micro battery business have been completed as of the date hereof and all outstanding obligations are or will be correctly reserved for in the 2001 Financial Statements and in the Closing Date Financial Statements.

5.11     MATERIAL AGREEMENTS/ARRANGEMENTS WITH MICROLITE

         (a) Section 5.11 (a) of the Disclosure Letter contains a true and correct list of all of the following written contracts and agreements (including all amendments thereto) to which any Company is a party and which have not yet been completely fulfilled (the "MATERIAL AGREEMENTS"):

                  (1) agreements relating to the acquisition or sale of interests in other companies or businesses;

                  (2) joint venture, cooperation and similar agreements relating to the conduct of a material part of the business of a Company;

                  (3) rental and lease agreements relating to real estate and agreements granting the use of assets ("NIE(SS)BRAUCHRECHTE") used for the Companies' business operations which, individually, provide for annual payments of EUR 50,000 or more;

                  (4) loan agreements (other than customary credits on goods in the ordinary course of business and customary overdraft facilities with banks and other financial institutions involving an amount of less than EUR 50,000 each), bonds, notes or any other instruments of debt issued by any of the Companies;

                  (5) guarantees issued, sureties assumed or similar obligations (including legally binding comfort letters) assumed by any of the Companies for any financial debt of any third party, other than debt of any entity of the Consumer Group;

                  (6) frame or master agreements with the ten largest customers and with the 20 largest suppliers of the VARTA Consumer business, in each case based on the aggregate sales in 2001("MAJOR CUSTOMERS AND SUPPLIERS");

                  (7) agreements with distribution agents and commercial agents with sales commissions;

                  (8) all agreements, other than agreements of the type described in any other paragraph of this Section 5.11
                           (a) and except lease and similar agreements relating to company cars, EDP, telephone systems and other office equipment, which oblige any Company to pay a fee or remuneration of more than EUR 100,000 p.a. and which cannot be terminated by any Company with a notice period of less than six months or, irrespective of the notice period, can only be terminated with the consequence of the payment of a lump sum termination fee, contractual penalty or the like;

                  (9) material agreements with VARTA or any other company of the VARTA Group including Microlite, other than in connection with commercial transactions made in the ordinary course of the Companies' business;

                  (10) agreements or commitments not made in the ordinary course of business that are material to the business of any Company, taken as a whole; and

                  (11) licence agreements relating to the use of any Material Intellectual Property Rights including the VARTA trademark (to the extent that such rights are currently owned or used by or will be transferred to VARTA Consumer pursuant to Section 9.1 below).

         (b) True and complete copies of all Material Agreements have been disclosed to Strategic Partner prior to the execution of this Agreement, except as otherwise set forth in Section 5.11 (a) of the Disclosure Letter. Each Material Agreement referred to under 5.11 (a) (1), (2), (3), (6) or (11) is in full force and effect. Neither the Companies nor, to VARTA's knowledge, any third party are in material default or material breach under any such agreement. Except as provided in Section 5.11 (b) of the Disclosure Letter, no Material Agreement hinders any Company to continue the existing business operations in the same way as prior to Closing or contains regulations on competition between any Company and third parties, in particular excluding or limiting the right of any Company to do business in certain fields of activity and geographical areas except for exclusive distribution agreements.

         (c) As of the Closing Date and except for purchase orders in the ordinary course of trading there are no material agreements between Consumer and Microlite other than the Industrial Technology Supply and Technical Assistance Agreement. All arrangements between Consumer Microlite are on arm's-length terms.

5.12     FINDERS' FEES

         Except as set forth in Section 5.12 of the Disclosure Letter no Company has any obligation or liability to pay any fees or commissions to any broker, finder or agent or any stay bonus to any employee with respect to any of the transactions contemplated by this Agreement.

5.13     INSURANCE COVERAGE

         Section 5.13 of the Disclosure Letter contains a true and complete list of all material insurance policies relating to the assets, business or operations of the Companies, indicating any policies which will terminate or may be terminated by the insurer as a result of the consummation of the transactions contemplated by this Agreement. All such policies are in full force and effect and there are no claims exceeding an amount of EUR 10,000 by any Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

5.14     PRODUCT LIABILITY

         The products manufactured by the Companies prior to the Closing Date comply with all applicable product liability and safety laws in the respective jurisdiction (including with respect to Germany the German Product Safety Act - PRODUKTSICHERHEITSGESETZ) except where such failure does not have a Material Adverse Effect. Except as disclosed in the Disclosure Letter, as of the date hereof, no claims for Losses based on defective products (comprising personal injury claims and claims because of damages to property of any third party, but excluding, for the avoidance of doubt, product warranty claims) have been asserted or threatened in writing against the Companies which exceed EUR 10,000 each. To VARTA's knowledge, no preliminary investigations under criminal law have been instituted against employees, executives and/or corporate bodies of the Companies based on personal injury or damage to property caused by defective products, nor are there any indications that such claims or investigations will be asserted or instituted, respectively.

5.15     CONDUCT OF BUSINESS SINCE DECEMBER 31, 2001

         Except as disclosed in Section 5.15 of the Disclosure Letter and except for any transactions contemplated by or any facts or events disclosed in this Agreement, in the period between December 31, 2001 and the date hereof, the business of each

         Company has been operated in the ordinary course, in all material respects, in accordance with prudent business practice and materially in a manner consistent with past practice, and, since December 31, 2001, no measures have been taken and no obligations have been incurred which go beyond the ordinary course of business; in particular, there have not been:

         (a) any damage, destruction or other casualty loss (whether or not covered by insurance) adversely affecting the business or assets of any Company which has had or could reasonably be expected to have a Material Adverse Effect;

         (b) any distribution or payment of profits (open or concealed) by any Company to VARTA, other than the distribution by VARTA Geratebatterie of the profits for the fiscal year ended on December 31, 2001, as shown in the relevant statutory financial statements of VARTA Geratebatterie, under the existing control and profit transfer agreement; or any release or withdrawal of hidden reserves except in the ordinary course of business;

         (c)      any sale of shareholdings or businesses;

         (d) any redundancies in respect of the Companies (except as in the normal course of the business);

         (e) material adverse changes as to the object and/or the scope of the business activities the business operations, the income and financial situation and the result of operations as a whole of the Consumer Group, unless reflected in the Monthly Management Reports;

         (f)      any investment with a volume of more than EUR 500,000
                  (individually);

         (g) any change in compensation or other benefits payable to any director or officer of any Company or any of the employees referred to in Section 5.10 (b) pursuant to any severance or retirement plans or agreements, other than changes made in the ordinary course of business consistent with past practice.

         To VARTA's knowledge, no extraordinary event (excluding, for the avoidance of doubt, general business or market developments) has occurred since December 31,

         2001, which has, or, in the reasonable opinion of VARTA, is likely to have, a Material Adverse Effect except as disclosed to Strategic Partner under Section 5.15 of the Disclosure Letter.

5.16     MAJOR CUSTOMERS AND SUPPLIERS

         Except as disclosed in Section 5.16 of the Disclosure Letter, as of the date hereof, no Company has received a written or oral notification addressed to the management of the Company (or, with respect to any oral notification, only to the persons listed in EXHIBIT 5.17 or otherwise to their knowledge) indicating that any of the Major Customers and Suppliers intend to cease doing business with the Consumer Group or materially alter the amount of business it is presently doing with the Consumer Group following the Closing.

5.17     VARTA'S KNOWLEDGE

         VARTA's knowledge or awareness refers to the actual knowledge, as of the date hereof, of the members of the executive board (VORSTAND) of VARTA, the general managers of the Companies or of one of the persons listed in EXHIBIT 5.17. The deliberate failure of any of such persons to make any inquiry that would reasonably be expected to be made in respect of any representation and warranty shall be deemed to constitute actual knowledge of such person of any facts that would have been disclosed as a result of such inquiry.

5.18     LIMITATION OF WARRANTIES

         To the extent that warranties are limited in this Article 5, such limitation shall apply only to the warranty to which it refers. If VARTA has disclosed facts to Strategic Partner, German Limited or Designated Purchaser or its advisors outside this Agreement which refer to individual warranties given in this Article 5, or that the Strategic Partner, German Limited or Designated Purchaser has otherwise gained knowledge of such facts, this can only be held against the Strategic Partner, German Limited or Designated Purchaser if and to the extent that these facts are expressly mentioned in a representation and warranty contained in this Article 5 or the Disclosure Letter.

                                    ARTICLE 6
               REPRESENTATIONS AND WARRANTIES OF STRATEGIC PARTNER

Strategic Partner represents and warrants to VARTA as follows, in each case as of the date hereof:

6.1      INCORPORATION, AUTHORIZATION, NON-CONTRAVENTION

         (a) Strategic Partner and German Limited are corporations duly incorporated, validly existing and in good standing under the laws of their respective countries of incorporation and have all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on their businesses as now conducted. Strategic Partner (directly or indirectly) owns all shares in German Limited.

         (b) The execution by Strategic Partner and German Limited of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Strategic Partner and German Limited and have been duly authorized by all necessary corporate action on the part of Strategic Partner and German Limited. This applies accordingly for all other entities affiliated with Strategic Partner. This Agreement (and the agreements delivered pursuant hereto) will, when executed by Strategic Partner, German Limited or any entity affiliated with them and assuming the due execution of this Agreement by VARTA or any other company of the VARTA Group, constitute the valid and binding obligation of such entity, enforceable in accordance with its terms.

         (c) The execution by Strategic Partner and German Limited of this Agreement and the consummation of the transactions contemplated hereby require no filing with, or approval by, any governmental body, agency or official, other than the compliance with any applicable requirements under merger control laws as set forth in Sections 3.2 (a) (i) and 3.3 (assuming that the financial and other information relevant for the assessment of any filing requirements which has been provided by VARTA and the Consumer Group is accurate and complete) and except for informational filings with the United States Securities and Exchange Commission and the consent of Strategic Partner's lenders under the existing credit agreement (which, however, will be terminated in connection with the financing contemplated by
                  Section 7.12) or as otherwise agreed by the Parties.

         (d) The execution by Strategic Partner and German Limited of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Strategic Partner or German Limited, or (ii) assuming compliance with the matters referred to in Sections 3.2 (a) (i) and 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, except where any violation would not have a material adverse effect on the transactions contemplated hereby.

6.2      LITIGATION

         There is no action, suit, investigation or proceeding pending against, or to the knowledge of Strategic Partner as of the date hereof threatened against, Strategic Partner or German Limited before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and limits the ability of Strategic Partner to consummate the transactions under this Agreement.

6.3      FINANCIAL CAPABILITY

         As of the date hereof Strategic Partner has a financing commitment in the form attached as Section 6.3 of the Disclosure Letter.


                                    ARTICLE 7
                                    COVENANTS

7.1      CONDUCT OF BUSINESS OF CONSUMER GROUP TO THE CLOSING DATE

         From the date hereof to the Closing Date and up to the date on which the Capital Increase is registered, VARTA shall cause the Companies to conduct their businesses in the ordinary course consistent with past practice and to use their reasonable best efforts to (i) preserve intact their business organizations and relationships with third parties and to (ii) keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until Closing Date, except as contemplated by this Agreement, VARTA will not permit any Company to:

         (a) adopt or propose any change in its certificate of incorporation or bylaws;

         (b)      make, declare or pay any dividend;

         (c) merge or consolidate with any other person or acquire material shareholdings or businesses from any other person;

         (d) sell, lease, license or otherwise dispose of any shareholding or business except pursuant to existing contracts or commitments disclosed in this Agreement;

         (e) materially change the object and/or scope of the business activities or business operations of the Companies;

         (f) incur additional indebtedness for borrowed money which may not be repaid on the Closing Date without any penalty or the like, or guarantee any indebtedness for borrowed money of another person (other than any Company);

         (g) deliberately fail to perform material obligations under any Material Agreement;

         (h)      issue or pledge any shares;

         (i) grant any severance or termination pay to any Key Employee or, as part of a general scheme, a significant number of other employees, except pursuant to agreements existing on the date hereof that have been disclosed to Strategic Partner;

         (j)      agree or commit to do any of the foregoing;

         (k) pay its suppliers in any country contrary to past practice in that country;

         (l)      to reduce its inventory contrary to past practice;

         (m)      to sell receivables contrary to past practice.

         In addition, upon granting of the merger control clearances referred to in Sections 3.2 and 3.3, the following matters shall require the prior written consent of Strategic Partner or German Limited, which shall not be unreasonably withheld:

(1) any investments made by any Company in excess of EUR 100,000 each which are not provided for in any budget of the Consumer Group disclosed to Strategic Partner prior to the date hereof;

(2) any amendment to any Material Agreement except for (i) non-material amendments in the ordinary course, consistent with past practice, (ii) agreements referred to in item (4) of
                  Section 5.11 (a) and (iii) agreements with distributors or agents which are not material for the business of the Consumer Group; and

(3) any increases of compensation of any Key Employee, except pursuant to agreements existing on the date hereof that have been disclosed to Strategic Partner.

7.2      COVENANT NOT TO COMPETE

         (a) For a period of two years from the Closing Date but in any event until the termination of the joint venture (Article 11), VARTA shall not compete, either directly or indirectly, and shall cause the other companies of the VARTA Group, for so long as they continue to be part of the VARTA Group, and in case they are to be sold to a third party, shall oblige the Companies of the VARTA Group, not to compete, with the Consumer Group's business as conducted as of Closing Date in the production and distribution of portable batteries (as specified in the Trademark and Domain Names Protection and Delimitation Agreement as set forth in Section 9.1) in the territories in which they are operating on the Closing Date provided, however, that (i) the acquisition (including by way of a merger) of a non-controlling interest not exceeding 5% of the respective capital by voting-rights in an entity engaged in a competing business and (ii) the business activities of Microlite shall be exempt from the covenant not to compete.

         (b) The severability clause explicitly applies with respect to this covenant not to compete.

7.3      CONFIDENTIALITY

         Without prejudice to any confidentiality obligations of the Parties under applicable law, VARTA shall, for a period of five years after the termination of joint venture (Article 11) and with respect to technical know-how for an unlimited period of time, keep confidential and not disclose to any third party (and shall cause the other companies of the VARTA Group, for as long as they continue to be part of the VARTA Group, and in case they are to be sold to a third party, shall oblige the Companies of the VARTA Group, to keep confidential and not to disclose to any third party) any business or trade secrets or other confidential information of the Consumer Group, other than those which have become publicly known through no fault of VARTA or any other companies of the VARTA Group.

7.4      RELEASE OF VARTA GUARANTEES

                  With effect as of Closing Date, Strategic Partner (i) hereby assumes all undertakings, guarantees, comfort letters and other securities listed in Section 7.4 (1) of the Disclosure Letter. In respect of non-financial debt of the Companies and those guarantees which relate to Assumed Financial Debt (together, the "VARTA GUARANTEES") which certain members of the VARTA Group have provided in favor of the Consumer Group to banks, other financial institutions, suppliers, customers or other third parties and (ii) shall indemnify and hold harmless all such members of the VARTA Group from all obligations and liabilities arising under the VARTA Guarantees. Strategic Partner shall further, prior to or on the Closing Date replace the VARTA Guarantees (provided that VARTA shall notify Strategic Partner of the outstanding guarantees at least ten business days before the Closing
                  Date), so that the respective member of the VARTA Group shall be fully released from such VARTA Guarantees as of the Closing Date.

                  If and to the extent that the VARTA Guarantees are not replaced by the Closing Date Strategic Partner shall pay to VARTA a guarantee premium of 1 % p.a. of the secured amount actually outstanding to be computed and paid as of the end of each month.

7.5      LOAN TO VARTA/STRATEGIC PARTNER

         (a) Strategic Partner agrees and shall ensure that, on the Closing Date, (i) FinanceCo will grant a loan of EUR 81,443,000 and
                  (ii) ROV General Partner will grant a loan in the amount of EUR 78,000,000 to VARTA pursuant to loan agreements to be entered into in the form of the draft attached as EXHIBIT 7.5
                  (a) (1) and EXHIBIT 7.5 (a) (2). The loan amount shall be paid as set forth in Section 2.9. Interest shall be paid annually in an amount of 5,63 % p.a. Strategic Partner warrants and shall ensure (STEHT DAFUR EIN) that such loans will not be repayable by VARTA other than in accordance with the expressed terms of the loan agreement.

         (b) The Parties agree and shall ensure that on the Closing Date FinanceCo will grant a loan of EUR 51,825,000 to Strategic Partner or its designee pursuant to a loan agreement to be entered into in the form of the draft attached as EXHIBIT 7.5
                  (b). Interest shall be paid annually in an amount of 5,63 % p.a.

         (c) The Parties agree and VARTA shall ensure that on the Closing Date VARTA Consumer will grant a loan of EUR 510,000 to VARTA pursuant to a loan agreement to be entered into in the form of the draft attached as EXHIBIT 7.5 (c). Interest shall be paid annually in an amount of 5,63 % p.a.

         (d) VARTA agrees and shall upon request of Strategic Partner pledge its shares in VARTA Consumer to FinanceCo and/or ROV General Partner to secure the loans referred to in Section 7.5
                  (a) and (c).

7.6      ADDITIONAL AGREEMENTS, FINANCING

         (a)      Transition Services

         o        Between VARTA and Consumer Group

                  The Parties shall ensure that VARTA shall enter, on the Closing Date, into one or more service agreements with Consumer Group, whereby, if and to the extent requested by Consumer Group by September 15, 2002, VARTA will provide Consumer Group with any services that they currently provide to Consumer Group; such services will be continued for 12 months following the Closing Date at current prices, terms and conditions, subject to earlier termination by Consumer Group after six months on two months' prior written notice as of the end of a calendar month.

         o        Between Consumer Group and Micro

                  The existing services agreements and those to be entered into in the course of the carve out shall have a term of twelve months minimum from the Closing Date and VARTA shall ensure that Consumer Group can terminate them with a six month notice.

                  The Master Agreement with Revolving Order Systems For Semi-Finished Products shall run for a minimum period of two years following the Closing Date with a twelve month notice period. Upon termination, Consumer Group shall pay the lesser of EUR 2,000,000 or the actual redundancy cost or, at Consumer Group's option, Consumer Group can hire the employees. VARTA shall ensure that the existing agreement is amended accordingly prior to the Closing Date.

         o Services to be provided by Consumer Group to Microlite if requested by VARTA

                  VARTA may request that the Consumer Group continues to provide services to Microlite for a period up to 18 months and under the same terms and conditions as have been provided prior the Closing Date. VARTA will use its reasonable best efforts that Microlite continues to provide the same services or supply to Consumer Group for a period of 18 months following the Closing Date under the same terms and conditions as have been provided prior to the Closing Date.

         (b)      Financing

                  As from the Closing Date, VARTA shall have no responsibility to provide any financing to the Consumer Group.

         (c)      Distribution Agreement

                  Micro and Strategic Partner shall enter into the exclusive long-term distribution agreement in the form attached as
                  Section 7.6 (c) of the Disclosure Letter.

         (d)      Assets and Employees

                  Unless otherwise agreed by the Parties, VARTA shall ensure that Micro and Consumer Group shall allocate the relevant assets, liabilities and employees, to the extent not yet allocated on the date hereof, between the Consumer Group and Micro and its group on the basis of their primary use or activities.

7.7      ACCESS TO INFORMATION

         On and after the Closing Date, Strategic Partner shall afford promptly to VARTA and its representatives reasonable access to books of account, financial and other records (including, without limitation, accountant's work papers), information, employees and auditors of the Consumer Group and German Limited to the extent necessary or useful for VARTA in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose; provided that any such access by VARTA shall not unreasonably interfere with the conduct of the business of such companies.


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

7.8      COOPERATION

         Subject to the other provisions of this Agreement, the Parties hereto shall in good faith perform their obligations under this Agreement and shall each use their reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all necessary consents and satisfy all conditions to the obligations of the respective Parties under this Agreement and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement. After the execution of this Agreement, each Party shall take such actions and execute and deliver such documents as may be reasonably required in order to consummate more effectively the transactions contemplated by this Agreement.

         Strategic Partner will support VARTA with respect to the defense in the Bodega litigation described in Section 5.9 of the Disclosure Letter against reimbursement of reasonable external cost and out-of-pocket expenses.

7.9      FINANCIAL STATEMENTS

         VARTA acknowledges that Strategic Partner will be required to include US GAAP audited and unaudited financial statements for the business of the Consumer Group for periods prior to the Closing Date in its filings with the United States Securities and Exchange Commission and VARTA agrees to reasonably cooperate with Strategic Partner in all respects with this effort upon Strategic Partner's request. For this purpose, VARTA shall use its reasonable best efforts to deliver to Strategic Partner (i) on or before August 31, 2002, German GAAP audited pro-forma consolidated financial statements (including consolidated balance sheet consolidated profit and loss account, and consolidated statement of cash flow) for the calendar year 2001 with all statements reconciled to US GAAP also audited (Strategic Partner to assist through an independent consulting firm with reconciliation to US GAAP at Strategic Partner's cost), and (ii) on or before August 31, 2002, German GAAP unaudited interim consolidated financial statements for the 6 month period ended June 30, 2002, also reconciled to US GAAP, and VARTA shall deliver for the periods after May 31, 2002 up to, but


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         excluding the Closing Date, monthly internal management reports of the
         Consumer Group no later than 18 days after closing of the respective period. VARTA and the Consumer Group and its accountants and Strategic Partner and its accountants shall closely cooperate with each other in the reconciliation of the financial statements referred to in (i) and
         (ii) of the preceding sentence. Without hindering the foregoing and after completion of the financial statements described above, VARTA will use its reasonable best efforts to cause the VARTA Group and, prior to Closing, VARTA Consumer, to cooperate with Strategic Partner in the preparation of German GAAP audited pro-forma consolidated financial statements (including consolidated balance sheet, consolidated profit and loss account and consolidated statement of cash flow) for the calendar year 2000, if Strategic Partner determines such financial statements are required under United States law or ,at Strategic Partner's option, to cooperate with Strategic Partner in the preparation of the financial statements described above for calendar year 2001 and the 2002 period up to the Closing Date in accordance with US GAAP with footnotes rather than in accordance with German GAAP and reconciled to US GAAP.

         Any out-of-pocket expenses reasonably incurred by VARTA or the Consumer Group in connection with the matters set forth in this Section 7.9 shall be borne by Strategic Partner.

7.10     CHECK-THE-BOX ELECTION

         (a) VARTA as shareholder of VARTA Consumer shall have submitted to Strategic Partner for filing an election pursuant to US Treasury Regulation Section 301.7701-3 a signed standard form to treat VARTA Consumer as a disregarded entity for US tax purposes effective as of September 15, 2002.

         (b) After Closing VARTA shall sign and submit for signature and filing by German Limited/Strategic Partner the standard form to effect an election pursuant to US Treasury Regulation
                  Section 301.7701-3 to treat VARTA Consumer as a partnership for US tax purposes effective as of the Closing.

         (c) Strategic Partner shall fully cooperate with VARTA in the preparation and filing of the standard forms referred to in
                  Section 7.10.


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7.11     MINORITY SHARES/VARTA DIRECTORS

         (a) VARTA shall ensure that all minority shares in the Companies not held by VARTA or Consumer Group as set forth in EXHIBIT R-2 shall be transferred to Strategic Partner or its designees within three months following the Closing Date unless otherwise agreed.

         (b) VARTA shall ensure that all officers and employees of the VARTA Group which are members of any board of directors or officers of the Consumer Group shall resign or otherwise be removed from their offices prior to or on the Closing Date, with no consideration payable by VARTA Consumer.

7.12     FINANCING

         Strategic Partner shall use commercially reasonable efforts to obtain the final financing in accordance with the commitment as set forth in
         Section 6.3 of the Disclosure Letter or to seek different financing. Strategic Partner shall keep VARTA informed about its efforts to obtain financing and shall promptly notify VARTA in writing if Strategic Partner has any indication that the financing as described in Section
         6.3 of the Disclosure Letter may not or not timely be obtained. The parties acknowledge that the failure to timely deliver the financial statements referred to in Section 7.9 may delay or hinder the financing.

7.13     MICRO AND MICROLITE / INDEMNIFICATION BY VARTA

         (a) VARTA shall, prior to or on the Closing Date replace all Consumer Group Guarantees (as defined in Section 7.13 (b) below) so that the respective member of the Consumer Group shall be fully released from such Consumer Group Guarantees as of the Closing Date, provided that, if VARTA Consumer has not been fully released from all guarantees especially but not limited to those with respect to Microlite, the respective guaranteed amount shall remain in the Escrow Account I and shall serve as security for Strategic Partner/Consumer Group until the respective release has been obtained.

         (b) With effect as of the Closing Date, VARTA will assume and shall indemnify and hold harmless the Consumer Group from any liability under


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                  any guarantees, comfort letters, securities, sureties,
                  performance bonds and similar undertakings issued by any company of the Consumer Group to secure or back financial obligations of Micro or Microlite or any other member of the VARTA Group, including those set forth in Section 7.13 of the Disclosure Letter ("CONSUMER GROUP GUARANTEES").

7.14     OTHER

         VARTA Consumer has no obligations relating to the matters listed in
         Section 7.14 of the Disclosure Letter.


                                    ARTICLE 8
                               LEGAL CONSEQUENCES

8.1      COMPENSATION OF LOSSES/INDEMNIFICATION BY VARTA

         (a) In the event that one or more of the representations and warranties given by VARTA in this Agreement are inaccurate or incomplete or to the extent that VARTA gave a representation and warranty based on its knowledge and VARTA has actual knowledge (Section 5.17) or in case of any violation by VARTA of any covenant, obligation or other agreement contained herein, Strategic Partner shall be entitled to demand from VARTA that the breach is remedied (NACHERFULLUNG) or damages instead of performance (SCHADENSERSATZ STATT DER LEISTUNG) in the meaning of Section 249 subs. German Civil Code including lost profits of the Companies and related reasonable out-of-pocket expenses (including reasonable attorney's fees) but excluding other consequential damages (FOLGESCHADEN), internal administration and overhead costs be paid ("LOSSES"), provided, however, that VARTA shall have one month to remedy the breach following the notification of the claim.

                  In case of payments of Losses, VARTA has to pay the Loss to the respective entity of the Consumer Group, to the extent the Loss has been incurred by the Consumer Group or to Strategic Partner or German Limited to the extent that the Loss has been incurred by Strategic Partner or German Limited (in each case, on the basis of 100% of the Loss).


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                  If Strategic Partner demands that the breach be remedied and the demand is not fully met within one month following the notification of the claim, Strategic Partner shall instead be entitled to demand damages instead of performance as outlined above.

                  The statements made in the certificates delivered pursuant to Sections 3.2 (a)/(b) (iii) shall be deemed to be representations and warranties of the certifying party for all purposes under this Agreement.

         (b) With respect to facilities which are operating facilities of the Consumer Group as of the Closing Date, VARTA shall indemnify the Companies against all Losses resulting from public law and civil law claims of public authorities or third parties and related (out-of-pocket) expenses (including reasonable attorneys' fees) which relate to Environmental Contamination whether or not disclosed in Section 5.8 (b) of the Disclosure Letter, ("NON-SCHEDULED-ON-SITE-CONTAMINATION") to the extent that such Environmental Contamination was caused before the Closing Date and is in violation of or is otherwise required to be remedied or investigated under, any Environmental Law as in effect on or prior to the Closing Date.

                  If on-site ground water contamination is discovered within eighteen months after Closing, it shall be rebuttably presumed that it was caused before the Closing Date.

                  VARTA's indemnification obligation under this Section 8.1 (b) shall be excluded to the extent that (i) changes of current use regarding the site (NUTZUNGSANDERUNG) after the Closing Date, or (ii) investigations by Strategic Partner or any Company (other than those imposed by a final and binding order of the competent authority or required by law or industry standards) or (iii) the sale or lease of the property if the seller or lessor of the property assumes any environmental liability that goes beyond that assumed by VARTA under this Agreement or (iv) the closure of any plant, gave rise to the authority's investigation and order or the third-party claim, or may reasonably have had an impact on the authority's decision or the third-party claim. However, with respect to any plant closure VARTA shall be liable under this Section 8.1
                  (b) for 25% of the related Losses.


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                  VARTA's indemnification obligation under this Section 8.1 (b)
                  shall only apply to Losses exceeding, in the aggregate, an amount of EUR 2,650,000 and, in respect of such excess amount, only to 90 per cent of such Losses in respect of any Losses notified to VARTA within 18 months after the Closing Date and to 80 per cent of any Losses notified to VARTA after such 18 months period.

         (c) With respect to all other facilities (owned by the Consumer Group but no longer operating facilities as of the Closing Date or not owned by the Consumer Group on the Closing Date, including properties which are carved out from this transaction pursuant to Sections 5.2 (d) and 5.5 (d)) or with respect to Environmental Contamination outside the operating facilities, e.g. neighborhood, resulting from disposal of hazardous substances (e.g. batteries) and ground water contamination caused prior to the Closing, or with respect to environmental damages caused, in any Company's business process on sites no longer operated by the Consumer Group on the Closing Date, whether or not disclosed to Strategic Partner ("OFF-SITE-CONTAMINATION"), VARTA shall fully indemnify Strategic Partner against any and all claims. VARTA shall only be liable for any ground water contamination on neighboring premises if such contamination is discovered within eighteen months after the Closing; in such case it shall be rebuttably presumed that the ground water contamination was caused before the Closing Date.

         (d) With respect to the Bodega case disclosed in Section 5.9 of the Disclosure Letter VARTA shall fully indemnify Strategic Partner/Consumer Group. With respect to the litigation disclosed in Section 5.9 of the Disclosure Letter VARTA shall fully indemnify Strategic Partner/Consumer Group, (i) to the extent that the total Losses are above EUR 3,500,000 and (ii) for 50 % of the total Losses between EUR 1,500,000 and EUR 3,500,000. Consumer Group shall bear the total Losses below EUR 1,500,000.

                  VARTA shall indemnify Strategic Partner/Designated Purchaser with respect to all claims brought against Consumer Group arising out of the sale/use or manufacture of micro or automotive batteries by any member of the VARTA Group prior to the Closing.


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

         (e)      Strategic Partner may assert claims pursuant to Section 8.1
                  (a) arising from a breach of a representation and warranty contained in this Agreement only to the extent that all such Losses exceed EUR 1,000,000 in the aggregate ("DEDUCTIBLE"). VARTA's liability for any claims pursuant to Section 8.1 (a) arising from breach of the representations and warranties contained in this Agreement and VARTA's indemnification obligation under Section 8.1 (b) and (d) shall be limited to an aggregate amount of EUR 65,000,000 ("CAP"). With respect to
                  (i) defects in title regarding the ownership of the shares in the Companies including VARTA's remaining 49% interest in the Consumer Group and (ii) any claims under any covenants of VARTA under this Agreement and with respect to VARTA's indemnification obligation contained in Section 8.1 (c), VARTA's liability for these claims and VARTA indemnification obligation shall be limited to EUR 245,000,000 with no Deductible.

         (f) The existence of a specific indemnity related to a certain subject matter does not limit Strategic Partners' ability to make claims under Section 8.1 (a) related to the same subject matter, provided, for the avoidance of doubt, that Strategic Partner and the Consumer Group may only recover the same Loss once. In case of a breach of the representation contained in
                  Section 5.8 which also falls under the indemnification obligation in Sections 8.1 (b) and (c), Sections 8.1 (b) and
                  (c) shall apply exclusively.

         (g) Claims of Strategic Partner under this Section 8.1 shall be excluded to the extent that the Loss to be indemnified is reflected as a write-off, adjustment, liability or provision in the 2001 Financial Statements.

         (h) Strategic Partner undertakes to satisfy any claims under this Agreement first from the Escrow Account II in accordance with the terms of the escrow agreement and, if the funds in the Escrow Account II are insufficient, such claims shall be paid by VARTA.

         (i) For the avoidance of doubt, any limitations of claims of Strategic Partner pursuant to this Section 8.1 shall also apply to claims of German Limited or any Designated Purchaser.


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

         (j) VARTA does not assume any liability under this Article 8 to the extent that Strategic Partner, its group or the Companies have any collectible claims against third parties, including insurance companies (provided that VARTA shall indemnify Strategic Partner or the Companies from the discounted cash value, determined on the basis of a discount rate of 8% per annum, of any increase in insurance premiums resulting from the relevant matter).

         (k) VARTA shall pay, on the Closing Date, an amount of EUR 5,000,000 (the "ESCROW AMOUNT II") into an escrow account which is separate from the Escrow Account I referred to in
                  Section 2.9 ("ESCROW ACCOUNT II") with the Escrow Agent which amount shall be pledged to Strategic Partner/Designated Purchaser. The amount of any collected Purchased Receivables shall be paid into Escrow Account II.

                  If the aggregate amount of the Purchased Receivables collected within four months after the Closing Date is less than EUR 20,000,000 Strategic Partner will replenish Escrow Account II with the shortfall within ten business days thereafter. Strategic Partner shall consent to the release of the Escrow Amount and to the reassignment of not yet collected Purchased Receivables to VARTA three years following the Closing Date except to the extent that claims secured by the Escrow Amount have been timely brought against VARTA. VARTA shall consent to the release of the Escrow Amount to Strategic Partner, German Limited or any Designated Purchaser to the extent such amount is payable under a non-appealable and enforceable judgment of a competent court or arbitration panel. The Parties shall jointly instruct the Escrow Agent accordingly. Details are set forth in the escrow agreement attached as EXHIBIT 8.1 (k), which will be executed on the Closing Date ("ESCROW AGREEMENT II").

8.2      LIMITATION PERIODS

         The representations, warranties, covenants, agreements, and indemnities contained in this Agreement shall survive Closing. All representations and warranties contained in Article 5 and indemnification claims for Non-Scheduled-On-Site-Contamination shall be time-barred (VERJAHREN) upon the expiration of a period of 3 years after the Closing Date with the following exceptions:


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         (a)     Indemnification claims for Off-Site-Contamination shall be time-barred upon the expiration of a thirty year period after the Closing Date, except with respect to groundwater contamination on neighboring premises which claims shall be time-barred upon the expiration of 18 months after the Closing Date.

         (b) Claims relating to legal title, covenants and fraud shall be time-barred upon the expiration of a ten year period after the Closing Date.

         Notwithstanding anything to the contrary in this Agreement, the rights and remedies available with respect to any other specific indemnities, covenants and agreements shall be time-barred in accordance with applicable law.

8.3      PROCEDURES

         (a) In the event of a breach of a representation, warranty or covenant of VARTA contained in this Agreement, Strategic Partner or German Limited shall, within a reasonable period, notify VARTA of any breach, and, to the extent then feasible, describe its claim in reasonable detail and set forth the estimated amount of such claim. Notwithstanding the foregoing sentence, Strategic Partner shall not be required to give notice of such a breach until Strategic Partner has the right to make a claim pursuant to the limitation in Section 8.1.

         (b) If a claim for indemnification under Section 8.1 is asserted against VARTA arising from any demand, claim, action, suit, proceeding or investigation by or before any court, arbitrator, governmental authority or other third party (a "THIRD PARTY CLAIM") against Strategic Partner or the Consumer Group ("CLAIM ADDRESSEE"), VARTA may assume the defense of such Third Party Claim at its own expense. If VARTA assumes the defense of such Third Party Claim, such defense shall be conducted in accordance with VARTA's instructions and by counsel chosen by VARTA approved by the Claim Addressee, which approval shall not be unreasonably withheld. The Claim Addressee shall retain the right to employ its own counsel and participate in the defense of such Third Party Claim at its own expense if (i) in the written opinion of counsel to the Claim Addressee reasonably satisfactory to VARTA, use of counsel of VARTA's choice would be expected to give rise


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                  to a conflict of interest, or (ii) VARTA shall not have
                  employed counsel to represent the Claim Addressee within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or
                  (iii) the amount at issue is likely to exceed the amount of VARTA's indemnification obligation under this Article 8. Notwithstanding the foregoing provisions of this Section 8.3
                  (b), VARTA shall not be entitled to settle any Third Party Claim for which indemnification is sought under Section 8.1 without Claim Addressee's prior written consent unless such settlement provides that the Claim Addressee is released from all liability with respect to such Third Party Claim and such settlement does not impose any remedy other than the payment of money and does not require the Claim Addressee to admit any wrong doing. Strategic Partner and German Limited shall, at their own expense, reasonably cooperate (and cause German Limited and the Consumer Group to reasonably cooperate) with VARTA in the defense of any Third Party Claim, provide VARTA's representatives access, during normal business hours, to all relevant business records and documents and permit VARTA and its representatives to consult with the directors, employees and representatives of Strategic Partner, its group or the Consumer Group (as the case may be).

         (c) The failure of Strategic Partner or German Limited to comply with their obligations under this Section 8.3 shall not release VARTA from its respective remedy obligation hereunder, except (i) if (and to the extent that) that VARTA proves that it is prejudiced by such failure or (ii) in the event of Strategic Partner's or German Limited's deliberate or gross failure to comply with such obligations, unless Strategic Partner or German Limited proves that VARTA is not prejudiced by such failure.

8.4      NO ADDITIONAL RIGHTS OR REMEDIES

         (a) The Parties agree that the rights and remedies which Strategic Partner, German Limited and the Consumer Group may have in respect of the breach of a representation and warranty, covenant, agreement or indemnity of VARTA contained in this Agreement are limited to the rights and remedies explicitly contained herein except in case of fraud or willful misconduct (VORSATZ). VARTA makes no representations and warranties with respect to the Consumer Group and the transactions contemplated


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

                  hereby, except those expressly set forth in this Agreement (Articles 5, 8.1 (a) (last paragraph) and 10.2) or the documents executed pursuant to the Agreement provided that in case of inconsistencies this Agreement shall prevail.

         (b) Any further claims and rights of Strategic Partner based on statutory warranties or breach of pre-contractual duties and obligations (ss. 280 para. 1, 311 para. 2, 241 para. 3 BGB) shall be excluded. Claims for specific performance, delay in performance (VERZUG) or positive breach of contractual duties and obligations (ss. 280 paras. 2, 3, 281, 282 BGB) shall not be excluded, but damage claims shall be subject to any limitations contained in this Agreement. Strategic Partner or German Limited shall have no right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect, except for the termination rights set forth in Article 12 below. For clarity's sake ss. 377 HGB do not apply.

8.5      INDEMNIFICATION BY STRATEGIC PARTNER

         (a) Strategic Partner shall indemnify and hold harmless VARTA of any Losses resulting from a breach of a representation and warranty, covenant or other agreement of Strategic Partner contained in this Agreement. VARTA may assert claims pursuant to Article 6 only to the extent that all such Losses exceed the Deductible. Strategic Partner's liability for a breach of any representation and warranty contained in Article 6 shall be limited to the Cap. Claims of VARTA arising from a breach of the representations and warranties in Article 6 shall be time-barred upon the expiration of a period of three years after the Closing Date, and all other claims of VARTA against Strategic Partner or German Limited under this Agreement shall (subject to paragraph (b) below) be time-barred in accordance with applicable law. With respect to the indemnification procedure, Section 8.3 (a) - (d) shall apply with the necessary changes.

         (b) In addition to any indemnity obligation arising from a breach of the representations and warranties, Strategic Partner shall indemnify and hold harmless VARTA and all other companies of the VARTA Group, subject only to the maximum limitation period of 30 years permitted under


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

                  applicable law (Sec. 202 (2) German Civil Code), from any liability, all costs and expenses and all other losses relating to (i) ground water contamination on neighboring premises and (ii) On-Site Contamination, if and to the extent that Strategic Partner's claims in respect thereof are time-barred pursuant to Section 8.2.

         (c)      Section 8.4 shall apply accordingly.


                                    ARTICLE 9
            TRADEMARK, USE OF THE FIRM AND USE OF THE DOMAINS/WEBSITE

9.1      TRADEMARKS

         The Parties agree that, on the Closing Date, VARTA, Micro, Strategic Partner and VARTA Consumer will enter into a Trademark and Domain Names Protection and Delimitation Agreement substantially in the form of the draft attached hereto as EXHIBIT 9.1.

9.2      COMPANY NAME

         With respect to the usage of "VARTA" as part of the company names of the VARTA Group and the Consumer Group, the Parties agree that the entities of the Consumer Group are without limitation entitled to continue to use their company names after the Closing Date. Whenever the entities of the Consumer Group change their company names, "VARTA" shall be used in combination with a clear indication of their business such as "Consumer Battery". VARTA shall ensure that the entities of the VARTA Group (other than VARTA) will only use "VARTA" as part of their company name in combination with a clear indication of their respective business. VARTA shall be under no obligation to change its company name with effect to delete "VARTA" therein after the Closing Date.


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                                   ARTICLE 10
                                      TAXES

10.1     DEFINITIONS

         The following terms, as used herein, have the following meanings:

         "INCOME TAX" means any federal, state, local, provincial, or other tax imposed on net income (including trade income tax) or net profits.

         "PRE-CLOSING DATE TAX PERIOD" means any Tax period ending on or before the Closing Date.

         "TAX" means any tax, social security contributions, duties or other public levies of any kind, including, but not limited to, withholding on amounts paid to or by any person and together with any interest, penalty or addition to tax, imposed by any competent governmental authority (a "TAXING AUTHORITY").

10.2     TAX REPRESENTATIONS

         VARTA represents and warrants to Strategic Partner and German Limited as of the date hereof and as of the Closing Date that, except as otherwise disclosed under Section 10.2 of the Disclosure Letter,

         (a) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Date Tax Period by or on behalf of any of the Companies (collectively, the "RETURNS"), have been filed when due in accordance with all applicable laws;

         (b) as of the time of filing, the Returns were true and complete in all material respects;

         (c) all Taxes shown as due and payable on the Returns that have been filed or on any Tax assessment notice issued by a Taxing Authority have been timely paid, or withheld and remitted, to the appropriate Taxing Authority when due;


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         (d)      there is no ongoing or announced audit with respect to any of the Companies in respect of any material Tax;

         (e) no Company is a member of any consolidated or unitary group or a party to any arrangement with any third party (other than any company of the Consumer Group) as a result of which any income, loss, asset or liability of any of the Companies is attributed for Tax purposes to any such third party or is otherwise taken into account in determining any Tax payable by any third party, or vice versa.

         (f) no Company has any Tax liability from a former shareholding in any VARTA Group entity which does no longer belong to the Consumer Group;

         (g) no Company is involved in any Tax protest (EINSPRUCH) or Tax court proceeding (FINANZGERICHTSVERFAHREN) or any other proceeding (other than regular tax audits) pending in respect of any Tax against it before any court, arbitral tribunal or governmental agency and no such Tax protest, Tax court proceeding or other Tax proceeding has been threatened against any Company.

10.3     PREPARATION OF TAX RETURNS AND PAYMENT OF TAX

         VARTA shall (i) prepare or cause the Companies to prepare and file all Tax returns required to be filed by or on behalf of the Companies that relate to periods ending on or before the Closing Date, (ii) prepare and file all Tax returns which are filed on a consolidated basis and which include any of the Companies for a Pre-Closing Date Tax Period and (iii) prepare, and submit to the German Companies for filing, all Tax returns to be filed by the German Companies for any Pre-Closing Date Tax Period. Except as set forth in the preceding sentence, Strategic Partner shall prepare and file, or cause to be prepared and filed, all Tax returns required to be filed by or on behalf of any of the Companies after the Closing Date, subject, in the case of any Tax returns for any Pre-Closing Date Tax Period, to the review and approval of VARTA (which may not be unreasonably withheld or delayed). Strategic Partner shall ensure that any Tax return to be reviewed and approved by VARTA will be furnished to VARTA no later than 30 days, where practical, prior to the due date of such Tax return. Strategic Partner shall ensure the timely payment of all Taxes


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         shown as due on any Tax return to be filed by Strategic Partner under this Section 10.3.

10.4     TAX REFUNDS

         VARTA shall be entitled to use refunds with respect to Taxes of the Companies for any Pre-Closing Date Tax Period to offset against any claim under Section 10.5 or Tax Loss previously paid except for refunds resulting from losses carried back from periods after the Closing Date to any Pre-Closing Date Tax Period.

10.5     TAX INDEMNIFICATION

         (a) Notwithstanding the provisions of Article 8, claims relating to this Article 10 shall be exclusively dealt with in Article 10, except to the extent Article 10 makes specific reference to Article 8.

         (b) VARTA shall indemnify and hold harmless the relevant Company from and against any (i) Tax of any of the Companies related to a Pre-Closing Date Tax Period (except to the extent of any accrued liabilities for Taxes shown on the Closing Date Financial Statements) irrespective whether disclosed or not and (ii) any liability for Taxes arising from a breach of any Tax representation and warranty contained in Section 10.2 or any other Loss arising therefrom (the sum of (i) and (ii) being referred to herein as a "TAX LOSS").

         (c) If acts of VARTA or the Companies before the Closing Date which are not connected with the Companies' operative business, or transactions which were conducted for the preparation of the execution of this Agreement, lead to additional tax liabilities of the Companies for periods after the Closing Date, VARTA shall indemnify the Companies from any Taxes and Losses arising therefrom.

         (d) VARTA's indemnification obligation under this Section 10.5 does not apply to the extent that additional tax liabilities in one fiscal period are compensated by corresponding reduced liabilities in subsequent fiscal periods; in the calculation of the corresponding reduced liabilities; unaccrued interest shall be deducted at 6% p.a. or, if the period for


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                  deduction is uncertain, at 10% on a flat-rate basis, applying the respective accumulation tax rate in the case of different tax rates. VARTA shall further not be liable under this
                  Article 10 to the extent that any actions of Strategic Partner, its group or the Companies after the Closing Date have given rise to any additional tax liabilities of the Companies related to a Pre-Closing Date Tax Period, except to the extent such actions of Strategic Partner, its group or the Companies were required under this Agreement.

10.6     INDEMNIFICATION PROCEDURES

         (a) Any payment to be made by VARTA pursuant to Section 10.5 shall be made (i) not later than 10 business days after receipt by VARTA of written notice from Strategic Partner stating that any Tax Loss has been paid by Strategic Partner or any Company or (ii) needs to be paid at the due date of the relevant Tax as notified to VARTA at least ten business days in advance in which case payment is to be timely made directly to the relevant tax authority, provided that such notice shall be accompanied by evidence reasonably necessary to determine the fact, amount and payment, if applicable, by Strategic Partner or any Company of such Tax Loss irrespective of whether there is already a binding tax assessment or not.

         (b) After the Closing Date, Strategic Partner shall, without undue delay, inform VARTA of any notice of a proposed audit, claim assessment or dispute concerning Taxes with respect to which VARTA may incur liability hereunder. Strategic Partner shall
                  (i) give and shall cause the Companies to give VARTA the opportunity to participate in any audits, disputes, administrative, judicial or other proceedings related to indemnifiable Taxes for Pre-Closing Tax Periods and (ii) challenge and litigate, or cause the Companies to challenge and litigate, any Tax assessment or other decision of any Taxing Authority related to such Taxes, in each case in accordance with Section 8.3.

         (c) If Strategic Partner has failed to comply with any of its obligations set forth in Section 10.6 (b), Section 8.3 (c) shall apply.


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10.7     LIMITATIONS

         (a) The provisions of this Section 10 shall be time-barred upon expiration of (i) a limitation period of three months after the final and binding assessment of the relevant Tax or (ii) the full limitation period for the relevant Tax (whichever is earlier), except for VARTA's rights under Sections 10.4, which shall be time-barred three months after the Tax refund has been made by the Taxing Authorities and VARTA has been notified thereof in writing.

         (b)      Cap and Deductible shall not apply to claims under this
                  Article 10. Any claims can only be brought under this Article 10 if the total amount of the claims under this Article 10 exceed EUR 50,000.

10.8     COOPERATION ON TAX MATTERS

         Without prejudice to the obligations under Sections 10.3 and 10.5, the Parties shall fully cooperate with each other and their representatives in connection with any Tax matter including the preparation and filing of any Tax return or the conduct of any audit, investigation, dispute or appeal with respect to Taxes. Cooperation between the Parties shall include (but shall not be limited to) providing and making available all relevant books, records and information, and the consulting of and information support by officers and employees necessary or useful in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other tax matter.


                                   ARTICLE 11
                    TERMINATION OF JOINT VENTURE, EXIT RIGHTS

11.1     RIGHT TO TERMINATE

         The Parties shall have the right to terminate the joint venture relating to VARTA Consumer subject to the following conditions:


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         (a)      Strategic Partner and German Limited may terminate the joint venture, without having to give any reasons therefor, on or after August 1, 2005, but not later than on October 31, 2005;

         (b) VARTA may terminate the joint venture (i) at any time on or after January 1, 2006, without having to give any reasons for the termination, or (ii) at any time on or after the Closing Date, provided that VARTA has been outvoted in the shareholders meeting of VARTA Consumer as set out in Section
                  4.4 or VARTA has, in its reasonable judgment, other sound business reasons for this termination.

11.2     NOTICE OF TERMINATION

         Any termination pursuant to Section 11.1 (a) and (b) shall require a written notice to the other Party, in accordance with Section 13.1. Strategic Partner and German Limited may exercise their termination right only jointly.

11.3     CONSEQUENCES OF TERMINATION

         If notice of termination has been given by either Party in accordance with Sections 11.1 and 11.2, German Limited shall acquire VARTA's interest in VARTA Consumer as follows:

         (a) VARTA's interest in VARTA Consumer shall be redeemed (EINGEZOGEN) in deviation of the articles of association of VARTA Consumer, against a redemption price to solely comprise
                  (i) the shares in FinanceCo owned by VARTA Consumer and (ii) an additional amount in cash of EUR 1,000,000, in case of a termination by Strategic Partner and German Limited.

         (b)      In case of a termination by VARTA pursuant to Section 11.1 (b)
                  (ii), VARTA may request in its notice of termination that, instead of a redemption in accordance with paragraph (a) above, the shares in FinanceCo owned by VARTA Consumer shall be spun-off from VARTA Consumer and transferred to VARTA, against transfer of VARTA's interest in VARTA Consumer (NICHT VERHALTNISWAHRENDE ABSPALTUNG).


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         (c)      If a redemption or spin-off pursuant to paragraphs (a) or (b)
                  above is not permitted under applicable law (in particular, because payment of the redemption price would affect the registered share capital of VARTA Consumer) or cannot be implemented within 3 months after the termination right has been exercised, VARTA shall sell and transfer to German Limited, and German Limited shall purchase and acquire from VARTA, VARTA's interest in VARTA Consumer for a purchase price consideration comprising the assumption of VARTA's loan payable towards FinanceCo and, in case of a termination by ROV Limited and Strategic Partner, an additional amount of EUR 1,000,000. VARTA shall make no representations and warranties in respect of this sale and its interest in VARTA Consumer (except that it has not disposed of such interest after the Closing Date) and shall assume no liability in respect of the financial condition and solvency of VARTA Consumer.

         (d) Strategic Partner and German Limited shall ensure and hereby represent and warrant that, as of the date the redemption consideration will be transferred, FinanceCo shall have no liabilities and a net equity of EUR 133,268,000 (comprising its registered share capital of EUR 25,000 and profit reserves of EUR 133,243,000), and its assets shall solely comprise loan receivables against VARTA in the aggregate amount of EUR 133,268,000.

         (e) Strategic Partner shall cause FinanceCo to guarantee irrevocably, unconditionally and upon first written demand by VARTA the timely fulfillment by VARTA Consumer or German Limited of its obligation pursuant to paragraphs (c) and (d) above up to an amount of FinanceCo's net equity referred to in
                  Section 11.3 (d) above minus its registered share capital. The guarantee shall be in the form of the draft attached as
                  EXHIBIT 11.3 (e) and shall be delivered to VARTA on the Closing Date. Strategic Partner shall not unreasonably withhold its consent to the retainment of the law firm referred to in the guarantee.

11.4     IMPLEMENTATION OF TERMINATION

         VARTA and German Limited shall pass the shareholder resolutions on the redemption or the spin-off or enter into a share purchase and transfer agreement


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         implementing the transactions pursuant to Section 11.3 (a) and (b) (as the case may be) within two months after notice of termination has been given in accordance with Section 11. The redemption price and additional compensation by Strategic Partner or the purchase price shall be payable to VARTA upon passing of the respective shareholder resolution or the execution of the share purchase and transfer agreement, as the case may be. The Parties shall ensure (if required, also by an assignment of the loan receivable of FinanceCo to VARTA Consumer or German Limited) that such payments will be set off against the repayment by VARTA of the loan referred to in Section 7.5; in all other respects, any rights of set-off or retention of Strategic Partner, German Limited or VARTA Consumer shall be excluded. The Parties shall further do, or cause to be done, without undue delay, all other actions (including any filings with the commercial register) required in connection any transaction pursuant to Section 11.3.

11.5     REPRESENTATIONS AND WARRANTIES OF VARTA

         VARTA hereby represents (GEWAHRLEISTET) that, at the time of the transfer of its interest in VARTA Consumer, VARTA will be the sole owner of such interest, free and clear of any liens, encumbrances or other rights of third parties and there will be no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire such interest (or any portion thereof). VARTA shall make no other representation and warranty in connection with the termination of the joint venture, and any other liability of VARTA shall be excluded in accordance with Section 8.4.


                                   ARTICLE 12
                    TERMINATION OF AGREEMENT PRIOR TO CLOSING

12.1     RIGHT TO TERMINATE

         This Agreement may be terminated at any time prior to the Closing Date:

         (a)      by mutual written agreement of the Parties;

         (b)      by Strategic Partner:


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                  (i)      if any event shall have occurred as a result of which
                           any condition set forth in Section 3.2 (a) is no longer capable of being satisfied; or

                  (ii) if there has been a material breach by VARTA of any representation or warranty contained in this Agreement or of any of the covenants or agreements set forth in this Agreement, in each case which breach is not curable, or, if curable, is not cured within one month after written notice of such breach is given by Strategic Partner, provided that such breach would entitle Strategic Partner not to consummate the Closing in accordance with Section 3.2
                           (a) (iii);

         (c)      By VARTA;

                  (i) if any event shall have occurred as a result of which any condition set forth in Section 3.2 (b) is no longer capable of being satisfied; or

                  (ii) if there has been a material breach by Strategic Partner of any representation or warranty contained in this Agreement or of any of the covenants or agreements set forth in this Agreement, in each case which breach is not curable or, if curable, is not cured within one month after written notice of such breach is given by VARTA, provided that such breach would entitle VARTA not to consummate the Closing in accordance with Section 3.2 (b) (iii); or

         (d) By either VARTA or Strategic Partner if the Closing shall not have occurred by January 10, 2003, provided that a party whose breach of this Agreement has resulted in the Closing not having occurred on or before said date shall not have the right to terminate this Agreement pursuant to this Section
                  12.1 (d).

12.2     CONSEQUENCES OF TERMINATION

         If this Agreement is terminated as permitted by Section 12.1, such termination shall be without liability of either Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement; provided that if such termination shall result from the knowing or willful breach by either Party hereto of any representation, warranty, covenant or


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         agreement contained herein, such Party shall be fully liable, in accordance with this Agreement, for any and all damages incurred or suffered by any other Party as a result of such failure or breach.

12.3     SURVIVING PROVISIONS

         The provisions of Sections 13.4 (Public Disclosure), 13.5 (Taxes and Expenses) and 13.8 (Governing Law; Competent Courts) shall survive any termination hereof pursuant to this Article 12.


                                   ARTICLE 13
                                  MISCELLANEOUS

13.1     NOTICES

         All notices or other communications hereunder shall be deemed to have been duly made if they are made in writing and are personally delivered by registered mail or courier service or sent by telecopier (provided that receipt of the telecopy is promptly confirmed in writing) to the person at the address set forth below, or such other address as may be designated by the respective Party to the other Parties in the same manner:

         To VARTA:

         VARTA AG
         - Vorstand -
         Am Leineufer 51
         30419 Hannover
         Fax: +49 - 511 - 79 03 766


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         To Strategic Partner, each Designated Purchaser and/or German Limited:

         Rayovac Corporation
         601 Rayovac Drive Madison, WI 53711-2497
         Fax +001 - 608 - 278 - 6666
         Attention: President.

13.2     ASSIGNMENTS

         No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Strategic Partner may transfer all of its rights and obligations under this Agreement to any purchaser of all or substantially all of its business, whether by sale of stock, sale of assets, merger or otherwise and except for the assignment of any monetary claims hereunder to any German group companies of either Party or to any other Party.

13.3     NO THIRD PARTY BENEFICIARIES

         Neither this Agreement nor any provision set forth in this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.

13.4     PUBLIC DISCLOSURE

         Prior to the Closing Date, no Party shall make any press release or similar public announcement with respect to this Agreement without the prior written consent of the other Party, except as may be required to comply with the requirements of any applicable laws or the rules and regulations of any stock exchange upon which the securities of one of the Parties or their respective parent companies are listed.

13.5     TAXES AND EXPENSES

         All transfer taxes, fees (including notarial fees), stamp or registration duties and charges (including those incurred with any governmental approvals) (together, "TRANSFER CHARGES") payable in connection with the execution and implementation of this Agreement shall be borne by Strategic Partner. Each Party shall pay its own


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         expenses, including the fees of its advisers, incurred in connection with this Agreement.

         Transfer Charges and any out-of-pocket expenses resulting from the pre-closing restructurings referred to in paragraphs 4 and 6 of the Recitals, Section 5.2 (c) and (d) and Section 5.5 (d) shall be borne by VARTA, to the extent that they have not been paid by the Consumer Group prior to the Closing Date.

13.6     ENTIRE AGREEMENT

         This Agreement (including all Exhibits hereto) contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto, except for the confidentiality agreement previously executed by Strategic Partner and VARTA, which will remain in full force and effect until the Closing Date or, if this Agreement is terminated pursuant to Section 12.2 hereof, beyond the date of such termination.

13.7     AMENDMENTS AND WAIVERS

         Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is by written instrument executed by all Parties and explicitly referring to this Agreement, unless notarization is required by law.

13.8     GOVERNING LAW; COMPETENT COURTS

         This Agreement shall be governed by, and construed in accordance with, the laws of Germany. Any dispute arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be exclusively settled in the courts of Frankfurt am Main.

13.9     INTERPRETATION; EXHIBITS

         (a) The headings of the Articles and Sections of this Agreement are for convenience purposes only and do not affect the interpretation of any of the provisions hereof.


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         (b)      For the purpose of this Agreement, a business day shall be any day other than a Saturday, a Sunday or any other day on which banks in Hanover, Germany, are generally closed.

         (c) Words such as "hereof", "herein" or "hereunder" refer (unless otherwise required by the context) to this Agreement as whole and not to a specific provision of this Agreement. The term "including" shall mean including, without limitation.

         (d) References to the German Civil Code (BGB) shall be to the German Civil Code as amended by the Reform Act 2001 (GESETZ ZUR MODERNISIERUNG DES SCHULDRECHTS).

         (e) The Exhibits of this Agreement and the Disclosure Letter are an integral part of this Agreement and any reference to this Agreement includes this Agreement, the Exhibits and the Disclosure Letter as a whole. The disclosure of any matter in this Agreement (including any Exhibit thereto or the Disclosure Letter) shall be deemed to be a disclosure for all purposes of this Agreement.

13.10    SEVERABILITY

         Should any provision of this Agreement, or any provision incorporated in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply if any provision of this Agreement is invalid because of the stipulated scope of a time period or if this Agreements contains any omissions.

13.11    GOPLA COMFORT LETTER; GUARANTEE BY STRATEGIC PARTNER

         (a) GOPLA, as major shareholder of VARTA, has provided, on the date hereof, an enforceable comfort letter to Strategic Partner, a copy of which is attached as EXHIBIT 13.11 (a).


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         (b)      Strategic Partner hereby unconditionally and irrevocably
                  guarantees the due and timely fulfillment of all obligations of German Limited under this Agreement. To the extent that Strategic Partner appoints any Designated Purchaser, Strategic Partner shall remain jointly and severally liable for all of its obligations under this Agreement.

13.12    DESIGNATED PURCHASER

         The Designated Purchaser may become a party to this Agreement by unilateral (notarized) declaration. Subject to Section 13.11 (b), all rights and obligation under this Agreement shall be assumed by Designated Purchaser to the extent they relate to the acquisition of the respective Companies by the respective Designated Purchaser.


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

                               AMENDMENT AGREEMENT


                                    SECTION 1
                       ACCESSION OF DESIGNATED PURCHASERS

ROV German Holding, ROV Colombia and ROV Mexico hereby become a party to the Joint Venture Agreement as Designated Purchasers.


                                    SECTION 2
                                CLOSING /COLUMBIA

2.1      Closing Date shall be October 1, 2002.

2.2 Any payments to be made by or on behalf of Strategic Partner on the Closing Date shall be made as follows: On the Closing Date, Strategic Partner shall give irrecovable instructions to its banks to wire-transfer the respective funds to VARTA and shall provide VARTA with written confirmation (also by telefax) thereof. The respective funds shall be received by VARTA at the latest on October 2, 2002, value as of the same date.

2.3 All other actions to be taken by or on behalf of the Parties shall be taken on the Closing Date in accordance with the Joint Venture Agreement, provided, however, that the Parties shall instruct their respective advisers or representatives or other persons involved (in particular notary publics) to hold the relevant documentation in escrow and, in particular, not release it to Strategic Partner until they have received written confirmation (also by telefax) from VARTA that VARTA has received the funds referred to in Section 2.1.

2.4 The Parties acknowledge that the Colombian cartel filing is still pending. The Parties have waived the respective condition to Closing under Sections 3.2 (a) (i) and 3.2 (b) (i).


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                                    SECTION 3
    CASH, ASSUMED FINANCIAL DEBT, INTERCOMPANY LOANS/DIVIDEND IN COLOMBIA/NEW
                           WORKING CAPITAL FINANCING

3.1 The Parties agree that certain bank financing of Varta Pilleri Ticaret Ltd., Turkey, in the amount approximately of Euro 1,500,000 will not be paid prior to the Closing but shall be treated as Assumed Financial Debt under Sections 2.4 (a) and 2.7 (c) of the Joint Venture Agreement.

3.2 Strategic Partner shall ensure that the profits reflected in the financial statement of VARTA Colombia for the business year ending September 30, 2002 limited to distributable profits earned in the fiscal year 2002 shall be resolved to be distributed to VARTA by October 15, 2002. The payment, including interest at a rate of 6 % per annum from the Closing Date on the distributed amounts shall be made to VARTA simultaneously with the payment of the Final Adjustment Amount pursuant to Section 2.7 of the Joint Venture Agreement. Any applicable withholding or other tax or other costs of VARTA in connection with the dividend payment shall be borne by Strategic Partner and paid simultaneously to VARTA. The amount distributed shall be deducted from the Final Adjustment Amount.

3.3 The purchase price for the receivables representing the Closing Date Inter-Group Debt of the German Companies shall be reduced by the amount of the accounts payable of the German Companies as reflected in ANNEX
         1. Such reduction amount shall be settled by way of a set off against the Final Adjustment Amount or, if and to the extent set off is not possible, paid simultaneously with the Final Adjustment Amount.

3.4 The Parties acknowledge that VARTA Consumer has entered into a credit facility agreement and related security agreements with Bank of America and others to refinance its working capital requirements. Such agreements have been entered into on Strategic Partner's request and within Strategic Partner's responsibility.


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                                    SECTION 4
                                   US BUSINESS

4.1 The Parties agree that, other than as described in paragraph 6 of the Recitals of the Joint Venture Agreement, the separation of the VARTA consumer battery business and the micro battery business in the United States of America shall not be implemented by way of a sale of the US consumer battery business owned by Micro's US operations (the "US BUSINESS") to a newly incorporated company in the US. Instead, Varta Microbattery, Inc. shall sell and transfer, on the Closing Date, the assets, liabilities and employees related to the US Business to Strategic Partner. The asset purchase agreement (the "US ASSET PURCHASE AGREEMENT") shall be substantially in the form of the draft attached as ANNEX 2.

4.2 The Parties agree that the representations and warranties, covenants and indemnities made by VARTA in respect of the consumer battery business in the Joint Venture Agreement shall also apply mutatis mutandis in respect of the US Business, as if the US Business had been sold to Strategic Partner through a share deal under the Joint Venture Agreement. VARTA shall cause Varta Microbattery, Inc. to comply with all covenants and agreements made by Varta Microbattery Inc. under the US Asset Purchase Agreement.


                                    SECTION 5
                                    ARGENTINA

5.1 VARTA Consumer is the legal owner of all shares in VARTA Baterias S.A.I.C. ("VARTA ARGENTINA"). Pursuant to a share purchase agreement (the "VARTA ARGENTINA SHARE PURCHASE AGREEMENT"), VARTA Consumer sold and transferred its shares in VARTA Argentina to VARTA, but the share transfer has not yet become legally effective. For the avoidance of doubt the Parties confirm that VARTA Argentina shall not be subject of the transaction.

5.2 VARTA and Strategic Partner agree and shall ensure that VARTA Consumer shall, without undue delay after the date hereof, transfer legal title to the shares in VARTA Argentina to VARTA at no cost for the Consumer Group.


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5.3      The Parties agree, and VARTA represents and warrants (within the meaning of Section 5 of the Joint Venture Agreement) to Strategic Partner, that economic ownership of the shares in VARTA Argentina has been transferred to VARTA in accordance with the VARTA Argentina Share Purchase Agreement as of the date of such agreement. VARTA Consumer and VARTA will treat each other accordingly and, in particular, VARTA shall indemnify Strategic Partner and VARTA Consumer from any liability or other loss resulting from the fact that legal ownership was not validly transferred in accordance with, and as of the date of, the VARTA Argentina Share Purchase Agreement. To VARTA's knowledge there are no legal or other obstacles which could hinder or impede the final transfer of legal title.

                                    SECTION 6
                                     MEXICO

The Parties acknowledge that Strategic Partner will withhold 25 % of the purchase price allocated to the Mexican shares (being EUR 1,425,000) and is obliged to pay the respective amount withheld within 6 weeks following the Closing to the tax authorities unless VARTA can provide sufficient evidence that the requisite election of the net method has been made. The Parties therefore agree that ROV Mexico shall withhold an amount of EUR 1,425,000 and shall pay the respective amount either to VARTA as soon as the necessary evidence is obtained or on VARTA's account to the financial authorities if the respective evidence has not been timely provided within the applicable six weeks period. Strategic Partner shall cooperate and cause VARTA S.A., Mexico, to cooperate with VARTA in order to obtain such evidence and fulfill other requirements in connection with the election of the net method.


                                    SECTION 7
                                 CZECH REPUBLIC

7.1 According to paragraph 6 of the Recitals of the Joint Venture Agreement, VARTA agreed to procure the transfer of the Czech consumer battery business to a newly incorporated company in the Czech Republic (the "CZECH COMPANY") prior to the Closing Date. The Parties are aware that the Czech Company will not be validly incorporated prior to the Closing Date, because due to a force majeure event the


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         incorporation of the Czech Company can currently not be registered in the Czech companies register.

7.2 The Parties agree that the respective assets and liabilities relating to the Czech consumer battery business will be transferred to the Czech Company (while still in the process of incorporation) on the Closing Date in accordance with the principles agreed in the Joint Venture Agreement. The Parties shall take all actions required under applicable law to validate or confirm the transfer upon the incorporation of the Czech Company.

7.3 The Parties agree and shall ensure that, promptly upon incorporation of the Czech Company, VARTA will transfer its shares in the Czech Company to ROV German Holding GmbH in accordance with a share transfer agreement substantially in the form of the draft attached as Exhibit
         2.1 to the Joint Venture Agreement. For the period between the Closing Date and the date when such share transfer becomes effective, the Parties shall treat each other as if such share transfer had become effective on the Closing Date.


                                    SECTION 8
                            VARTA FINANZSERVICE GMBH

8.1 For the avoidance of doubt, the Parties confirm that VARTA Finanzservice GmbH ("VARTA FINANZSERVICE") shall not be subject of the transaction contemplated by the Joint Venture Agreement, but that the shares in such company shall remain with VARTA. Consequently, VARTA Finanzservice GmbH shall, other than stated in Section 5.1 (b) of the Disclosure Letter, not be part of the Consumer Group.

8.2 The results of VARTA Finanzservice for the ongoing fiscal year shall be for the account of VARTA.

8.3 The Parties agree that the control and profit transfer agreement between VARTA Geratebatterie GmbH as the controlling party and VARTA Finanzservice (which agreement was transferred, as a result of a merger, to VARTA Consumer) shall be terminated with legal effect as of the Closing Date and with economic effect as of 1 January 2002. Should such termination not become legally effective as of the


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         Closing Date, the Parties shall in any event treat each other as if the termination had become effective in accordance with the preceding sentence.

8.4 VARTA shall indemnify VARTA Consumer from any obligation to compensate VARTA Finanzservice for any loss shown in its annual accounts for the fiscal year 2001 or any preceding fiscal year and any obligation to provide security to the creditors of VARTA Finanzservice in connection with the termination of the control and profit transfer agreement.


                                    SECTION 9
                        PROFITS FOR AUGUST/SEPTEMBER 2002

For the avoidance of doubt, the Parties agree that the fixed profits of VARTA Consumer payable to VARTA for the period August through September 2002 pursuant to Section 3.1 (d) of the Joint Venture Agreement shall become payable, in accordance with Section 4.5 (c) of the Joint Venture Agreement, together with the first fixed dividend to be paid under the profit transfer agreement referred to in Section 4.5 (b) of the Joint Venture Agreement, at the latest on December 31, 2003.


                                   SECTION 10
                           ADVISORY BOARD OF FINANCECO

The Parties agree the advisory board of FinanceCo shall consist of two members (rather than four members as set forth in Section 4.6 (d) of the Joint Venture Agreement), with one member to be appointed by German Limited and VARTA respectively.


                                   SECTION 11
                  CERTAIN LITIGATION/NEW PRODUCT LIABILITY CASE

11.1 Section 8.1 (d) of the Joint Venture Agreement contains an indemnity by VARTA in respect of the litigation disclosed in Section 5.9 of the Disclosure Letter. Strategic Partner is aware and acknowledges that the litigation referred to in Section 5.9 under the headings "Manedra" and "Megacell" has been settled and that


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         the reserves carried on VARTA Consumer's books in respect of such litigation (EUR 720,000 in the aggregate) have been released.

11.2     The Parties agree that the respective thresholds referred to in Section
         8.1 (d) of the Joint Venture Agreement shall be reduced by EUR 720,000.
         Section 8.1 (d) second and third sentence shall read as follows:

               "With respect to the litigation disclosed in Section 5.9 of the Disclosure Letter VARTA shall fully indemnify Strategic Partner/Consumer Group, (i) to the extent that the total Losses are above Euro 2,780,000 and (ii) for 50 % of the total Losses between Euro 780,000 and Euro 2,780,000. Consumer Group shall bear the total Losses below Euro 780,000."

11.3 No reserves shall be made in the Closing Date Financial Statements in respect of the litigation referred to in Section 11.1 above.

11.4 VARTA disclosed to Strategic Partner that a new product liability case was brought against VARTA Consumer in the UK by Astucia. The Parties agree that this liability obligation relates to the Micro Business and VARTA shall fully indemnify VARTA Consumer against any and all liabilities resulting therefrom in accordance with the general principles governing the carve-out as agreed in the Joint Venture Agreement.


                                   SECTION 12
                           RELEASE OF VARTA GUARANTEES

12.1 Section 7.4 of the Joint Venture Agreement provides that Strategic Partner shall, prior to or on the Closing Date, replace the VARTA Guarantees so that the respective member of the VARTA Group shall be fully released from such VARTA Guarantees as of the Closing Date.
         Section 7.4 also provides that, to the extent the VARTA Guarantees are not replaced by the Closing Date, Strategic Partner shall pay to VARTA a certain guarantee premium.

12.2 Contrary to the agreement under Section 7.4, the two VARTA Guarantees relating to sale and lease back transactions have not been replaced by Strategic Partner. The Parties shall closely cooperate to achieve the replacement and/or ensure the release


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         of the VARTA guarantees which are still outstanding on the Closing Date within six months following the Closing Date. The respective premium to be paid to VARTA under Section 7.4 with respect to these outstanding guarantees shall amount to 1 % of EUR 10,400,000 and 1 % of EUR 8,100,000 p.a. and shall be paid pro rata until the respective VARTA guarantees have been replaced.


                                   SECTION 13
                               TRANSITION SERVICES

13.1 VARTA and and VARTA Consumer shall enter into a transition services agreement substantially in the form attached as ANNEX 3.

13.2 VARTA Consumer and Micro shall enter into a transition services agreement substantially in the form attached as ANNEX 4.

13.3 Micro and VARTA Consumer shall enter into a transition services agreement substantially in the form attached as ANNEX 5.

13.4 Micro and VARTA Consumer shall enter into a lease agreement substantially in the form attached as ANNEX 6.



                                   SECTION 14
         DISTRIBUTION OF CONSUMER AND MICRO PRODUCTS FOR INTERIM PERIOD

14.1 Strategic Partner shall permit, and shall cause VARTA Consumer to permit, Microlite S.A. to sell VARTA branded products in stock on the Closing Date and use the VARTA trademarks in connection with such sale for an interim period until March 31, 2002. For the first twelve months following the Closing the Parties shall ensure that Microlite S.A. and VARTA Consumer continue their existing battery and components supply arrangements.

14.2 Under Section 1 (1) (b) of the Trademark and Domain Names Protection and Delimitation Agreement (the "TRADEMARK AGREEMENT"), Micro is not entitled to


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         use certain Micro trademarks, including trademarks which include the name "VARTA", for hearing battery applications. (Such trademarks, as defined and further specified in the Trademark Agreement, are hereinafter referred to as the "VARTA TRADEMARKS".) Strategic Partner is aware that Micro is bound under the supply agreements listed in ANNEX 7 to supply VARTA branded batteries for hearing aid applications (the "VARTA HEARING AID BATTERIES") to certain of its customers (the "RESELLERS"). Strategic Partner hereby agrees, and shall cause VARTA Consumer to agree, to the sale of the VARTA Hearing Aid Batteries in accordance with the supply agreements listed in ANNEX 7 (limited, however, to the remaining term of the supply agreements as specified in ANNEX 7) and to any use of the VARTA Trademarks for such sale. VARTA shall cause Micro to use reasonable efforts to cause the Resellers to accept a change of the brand from VARTA to Power One prior to the end of the term specified in ANNEX 7.

14.3 Strategic Partner shall ensure that VARTA Consumer will supply Micro with VARTA branded batteries for resale in the OEM channel to the existing customers limited, however, to the remaining term of the respective customer contracts, or for any term otherwise agreed.



                                   SECTION 15
                                  MISCELLANEOUS

15.1 The provisions of this Amendment Agreement shall be deemed to become an integral part of the Joint Venture Agreement. In particular, any liability of the Parties under this Amendment Agreement shall be subject to any relevant limitations agreed in the Joint Venture Agreement, which shall apply accordingly. Sections 13.1 - 13.10 of the Joint Venture Agreement shall apply to this Amendment Agreement mutatis mutandis.

15.2 Except as explicitly otherwise stated herein, the Joint Venture Agreement shall remain unchanged.


Basel, Switzerland, this 1st (first) day of October 2002 (two thousand two)


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ANNEXES*
-------

Annex 1           Schedule of Accounts Payable
Annex 2           United States Asset Purchase Agreement
Annex 3           Transition Services Agreement between VARTA and VARTA Consumer
Annex 4           Transition Services Agreement between VARTA Consumer and Micro
Annex 5           Transition Services Agreement between Micro and VARTA Consumer
Annex 6           Lease Agreement between Micro and VARTA Consumer
Annex 7           Schedule of Supply Agreements

* Annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted annex to the Commission upon request.


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